UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Civeo Corporation

(Name of registrant as specified in its charter)

(Name(s) of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2018

To the Shareholders of Civeo Corporation:

NOTICE IS HEREBY GIVEN THAT the 2018 annual general meeting of shareholders (the “annual general meeting”) of Civeo Corporation, a British Columbia, Canada limited company (“Civeo”), will be held on May 10, 2018, at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002, for the following purposes:

1.	To elect the following three persons as Class I members of Civeo’s board of directors: C. Ronald Blankenship, Ronald J. Gilbertson and Charles Szalkowski, each for a term of three years ending at the 2021 annual general meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2018 and until the next annual general meeting of shareholders and to authorize the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2018;

3.	To approve, on an advisory basis, the compensation of Civeo’s named executive officers;

4.	To approve an amendment of the 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) to increase the number of shares available for issuance thereunder by 8,300,000 shares, subject to adjustment in accordance with the terms of the EPP;

5.	To receive and consider the audited financial statements of Civeo for the financial year ended December 31, 2017, and the auditors’ report thereon; and

6.	To conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof.

The proposals are more fully described in the proxy statement accompanying this notice. Please give your attention to all of the information in the accompanying proxy statement.

Only shareholders of record at the close of business on March 21, 2018 are entitled to notice of and to vote at the annual general meeting or at any adjournment or postponement thereof that may take place.

Please note that space limitations make it necessary to limit attendance at the annual general meeting to shareholders, though each shareholder may be accompanied by one guest. Shareholders of record attending the annual general meeting should be prepared to present government-issued photo identification for admission. Shareholders owning Civeo common shares through a broker, bank or other record holder should be prepared to present government-issued photo identification and evidence of share ownership as of March 21, 2018, such as an account statement, voting instruction card issued by the broker, bank or other record holder, or other acceptable document, for admission into the annual general meeting. Check-in at the annual general meeting will begin at 8:30 a.m., and you should plan to allow ample time for check-in procedures. Seating at the annual general meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual general meeting.

As owners of Civeo, your vote is important. Whether or not you are able to attend the annual general meeting in person, it is important that your shares be represented. Please vote as soon as possible. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote in person if you attend the annual general meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Annual General Meeting,” beginning on page 2 of the accompanying proxy statement.

By Order of the Board of Directors,

Carolyn J. Stone

Corporate Secretary

Houston, Texas

April 3, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 10, 2018: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE CIVEO 2017 ANNUAL REPORT ARE AVAILABLE AT WWW.INVESTORVOTE.COM.

i

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

Proxy Statement

This proxy statement is being furnished to shareholders of Civeo Corporation, a British Columbia, Canada limited company (“Civeo”), in connection with the solicitation of proxies by its board of directors for use at the 2018 annual general meeting of shareholders (the “annual general meeting”) to be held on May 10, 2018 at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002, at which shareholders will have the opportunity to vote on the proposals to elect the following three persons as Class I members of Civeo’s board of directors: C. Ronald Blankenship, Ronald J. Gilbertson and Charles Szalkowski, each for a term of three years ending at the 2021 annual general meeting of shareholders or until their successors are duly elected and qualified (the “Director Proposal”); to ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2018 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2018 (the “Auditor Proposal”); to approve, on an advisory basis, the compensation of Civeo’s named executive officers (the “Say-on-Pay Proposal”); to approve an amendment of the 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) to increase the number of shares available for issuance thereunder by 8,300,000 shares, subject to adjustment in accordance with the terms of the EPP (the “EPP Proposal”) and to conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof. The approximate date of first mailing of this proxy statement, the accompanying proxy and Civeo’s 2017 annual report is April 9, 2018.

In this proxy statement, we sometimes refer to Civeo and its subsidiaries as “we,” “us,” “our,” or “Civeo.” Unless otherwise indicated, all references in this proxy statement to “dollars” or “$” are to U.S. dollars.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the annual general meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and its annexes for more information.

Q:	Why am I receiving this proxy statement?

A:	At the annual general meeting, you will be asked to vote on several proposals, including:

•	the election of three persons as Class I members of Civeo’s board of directors: C. Ronald Blankenship, Ronald J. Gilbertson and Charles Szalkowski;

•	the ratification of the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2018 and until the next annual general meeting of shareholders and the authorization of the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2018;

•	the approval, on an advisory basis, of the compensation of Civeo’s named executive officers;

•	the approval of an amendment of the EPP to increase the number of shares available for issuance thereunder by 8,300,000 shares, subject to adjustment in accordance with the terms of the EPP; and

•	the conduct of any other business as may properly come before Civeo’s annual general meeting or any adjournment or postponement thereof.

The board of directors knows of no matters, other than those stated in this proxy statement, to be presented for consideration at the annual general meeting.

We encourage you to read this proxy statement carefully, as it contains important information about these proposals and the annual general meeting.

Your vote is important. You do not need to attend the annual general meeting in person to vote. We encourage you to vote as soon as possible.

Q:	What vote of shareholders is required to approve the proposals at the annual general meeting?

A:	To approve the Say-on-Pay Proposal and the EPP Proposal, the votes cast in favor of the proposal must exceed the votes cast against the proposal.

For the Director Proposal and the Auditor Proposal, you may vote either “FOR” or “WITHHOLD.” A majority of the votes cast by shareholders at the meeting is required to approve the Director Proposal. Votes cast with respect to the Director Proposal include only those votes cast “FOR” the proposal, and a vote marked “WITHHOLD” with respect to the proposal will not be voted and will not count for or against the proposal. Cumulative voting is not permitted in the election of directors. In accordance with our corporate governance guidelines, however, any director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee following certification of the shareholder vote. For more information, please read “Management—Director Resignation Policy.” In addition, a majority of the votes cast by shareholders at the meeting is required to approve the Auditor Proposal. Votes cast with respect to the Auditor Proposal include only those votes cast “FOR” the proposal, and a vote marked “WITHHOLD” with respect to the proposal will not be voted and will not count for or against the proposal.

Q:	What vote does the board of directors recommend?

A:	The board of directors recommends shareholders of Civeo vote “FOR” the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Say-on-Pay Proposal and “FOR” the EPP Proposal.

Q:	When and where will the annual general meeting be held?

A:	The annual general meeting will be held at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002 on May 10, 2018 at 9:00 a.m., local time. For directions to be able to attend the meeting, please review the information included in the notice or contact our Corporate Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002.

Q:	Who is entitled to vote at the annual general meeting?

A:	We have fixed March 21, 2018 as the record date for the annual general meeting. Civeo has one outstanding class of common shares that entitles holders to vote at meetings of Civeo’s shareholders. If you were a shareholder of Civeo as of the close of business, U.S. Eastern Time, on such date, you are entitled to vote on matters that come before the annual general meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share you owned as of the close of business, U.S. Eastern Time, on the record date. As of the close of business on the record date, there were approximately 134,907,213 Civeo common shares outstanding.

Q:	How do I vote?

A:	If you are a registered shareholder of Civeo as of the close of business, U.S. Eastern Time, on the record date for the annual general meeting, you may vote in person by attending the annual general meeting or, to ensure your shares are represented at the annual general meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the annual general meeting.

If you hold shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the annual general meeting.

Q:	If my shares are held in “street name” by my nominee, when will my nominee vote shares for me?

A:	For the annual general meeting, if you are a beneficial owner whose shares are held by a bank, broker or other nominee of record, your bank, broker or other nominee of record has discretionary voting authority under NYSE rules to vote your shares on the Auditor Proposal, even if it has not received voting instructions from you. However, such nominee does not have discretionary authority to vote on the Director Proposal, the Say-on-Pay Proposal or the EPP Proposal without instructions from you, in which case a broker non-vote will result and your shares will not be voted on those matters and will have no effect on the outcome of these votes. In these cases, the bank, broker or other nominee can include your shares as being present at the annual general meeting for purposes of determining the presence of a quorum but will not be able to vote on these matters for which specific authorization is required under the rules of the NYSE. Your nominee can give you directions on how to instruct the voting of your shares. We encourage you to instruct your nominee how to vote your shares.

Q:	Are shareholders able to exercise appraisal rights?

A:	Appraisal rights are not available to shareholders in connection with any of the proposals.

Q:	Can I change my vote after I grant my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual general meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written revocation with the Secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	attending the annual general meeting and voting in person.

Your attendance at the annual general meeting will not itself revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Under applicable local law, if you are a shareholder of Civeo and (1) are present in person or by proxy at the annual general meeting and do not vote or mark your proxy or voting instructions to abstain, (2) are not present in person at the annual general meeting and do not respond by proxy or (3) fail to instruct your broker, bank or other nominee to vote, this will have no effect on the EPP Proposal or the Say-on-Pay Proposal. However, under NYSE rules governing the approval of equity compensation plans, a vote to abstain on the EPP Proposal will be counted as a vote “against” this proposal.

If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and abstain from voting or mark your proxy or voting instructions to withhold, this will have the effect of a vote withheld from the Director Proposal. If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and abstain from voting or mark your proxy or voting instructions to withhold, this will have no effect on the Auditor Proposal. If you are a shareholder of Civeo and are not present in person at the annual general meeting and do not respond by proxy, this will have no effect on the Director Proposal or the Auditor Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record of shares of Civeo and sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Civeo represented by your proxy will be voted as recommended by the Civeo board of directors with respect to that proposal.

Q:	What is the quorum requirement for the annual general meeting?

A:	The presence of shareholders, in person or by proxy, holding at least a majority of the outstanding common shares will be required to establish a quorum. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Q:	Who is soliciting my proxy?

A:	Proxies are being solicited by our board of directors for use at the annual general meeting and any adjournment or postponement thereof.

Q:	Who is paying for the cost of this proxy solicitation?

A:	We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.

In addition to soliciting proxies by mail, our board of directors, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Okapi Partners LLC, our proxy solicitor, to be approximately $9,000. Computershare, our transfer agent, will serve as the inspector of election for the annual general meeting.

ELECTION OF DIRECTORS

(Proposal 1)

Three directors have been nominated for election at the annual general meeting to serve as Class I members of Civeo’s board of directors. Based on the recommendation of our Nominating & Corporate Governance Committee, Civeo’s board of directors has nominated C. Ronald Blankenship, Ronald J. Gilbertson and Charles Szalkowski for election to the three expiring Class I positions on the board of directors currently held by them, to hold office for three-year terms expiring at the annual general meeting of shareholders in 2021, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Shareholder nominations will not be accepted for filling board of directors seats at the annual general meeting because our articles require advance notice for such a nomination, the time for which has passed. Our board of directors has determined that C. Ronald Blankenship, Ronald J. Gilbertson and Charles Szalkowski are “independent,” as that term is defined by the applicable NYSE listing standards. See “Management—Director Independence” for a discussion of director independence determinations. See “Management” for a brief biography of all directors, including the director nominees.

Each of the nominees is a current member of the Civeo board of directors. Each of the nominees has consented to being named as a nominee in this proxy statement and to continue serving as director if re-elected at the annual general meeting. Although management does not contemplate the possibility, if any nominee withdraws or otherwise becomes unable to serve as a director at the time of the election, the shares represented by proxies will be voted for the election of a substitute nominated by the board of directors to replace such nominee.

Civeo’s board of directors recommends that you vote “FOR” each of the director nominees named above. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information as of March 31, 2018 regarding the individuals who serve as our executive officers and directors, including the three nominees for election to the Class I positions on the board of directors at the annual general meeting.

Name	Position(s)	Age	Class
Richard A. Navarre	Chairman of the Board	57	Class II
Bradley J. Dodson	President, Chief Executive Officer and Director	44	Class III
Frank C. Steininger	Executive Vice President, Chief Financial Officer and Treasurer	60	—
Peter L. McCann	Senior Vice President, Australia	51	—
Allan D. Schoening	Senior Vice President, Corporate Affairs	59	—
C. Ronald Blankenship*	Director	68	Class I
Ronald J. Gilbertson*	Director	66	Class I
Martin A. Lambert	Director	62	Class II
Constance B. Moore	Director	62	Class II
Charles Szalkowski*	Director	69	Class I
Timothy O. Wall	Director	56	Class III

*	Nominee for election as Class I director at the annual general meeting.

Richard A. Navarre has been a director of Civeo since June 2014 and currently serves as Chairman of the board of directors of Civeo. Mr. Navarre served as the President and Chief Commercial Officer of Peabody Energy Corporation from February 2008 until he retired in June 2012. He previously served as the Peabody Energy Corporation Executive Vice President of Corporate Development and Chief Financial Officer from July 2006 to January 2008 and as Chief Financial Officer from October 1999 to June 2008. Mr. Navarre currently provides advisory services to the energy industry and investment firms. Mr. Navarre is currently an independent director, member of the audit committee and Chairman of Conflicts Committee for Natural Resource Partners LP (NYSE: NRP), independent director and member of audit committee for Arch Coal (NYSE:ARCH) and was past Chairman of the Board for United Coal Company, LLC. He is a member of the Hall of Fame of the College of Business at Southern Illinois University-Carbondale, and a member of the Board of Advisors of the College of Business and Administration. Mr. Navarre is a Certified Public Accountant and received his B.S. in Accounting from Southern Illinois University-Carbondale.

Bradley J. Dodson has been President and Chief Executive Officer and director of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States International, Inc., a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a M.B.A. degree from the University of Texas at Austin and a B.A. degree in economics from Duke University.

Frank C. Steininger has served as Executive Vice President, Chief Financial Officer and Treasurer of Civeo since March 2018. From May 2014 to February 2018, Mr. Steininger served as Senior Vice President, Chief Financial Officer and Treasurer of Civeo. From March 2014 to May 2014, Mr. Steininger was a consultant to Oil States. From August 1980 to March 2014, Mr. Steininger worked for PricewaterhouseCoopers LLP (“PwC”), where he was admitted to the partnership in 1991. From 1997 to 2014, Mr. Steininger was an Assurance Partner in PwC’s Global Energy practice. He holds a B.S. degree in accounting from the University of Akron.

Peter L. McCann has served as Senior Vice President, Australia since June 2014. Mr. McCann was Managing Director of The MAC, a wholly owned subsidiary of Civeo, from June 2012 to June 2014. From January 2010 through June 2012, Mr. McCann was the Executive General Manager, Finance for The MAC. From 2004 to 2010, Mr. McCann served as Chief Financial Officer of Royal Wolf Trading. Mr. McCann holds a Bachelor of Commerce degree in accountancy from the University of New South Wales.

Allan D. Schoening has served as Senior Vice President, Corporate Affairs since June 2017. From April 2014 to May 2017 he served as Senior Vice President, Human Resources & Health, Safety and Environment. From June 2012 to April 2014, Mr. Schoening served as Senior Director and then Vice President, Human Resources and Health, Safety and Environment for PTI Group Inc., a subsidiary of Oil States. From June 2009 to May 2012, Mr. Schoening was self-employed as an independent business consultant. Prior to 2009, Mr. Schoening was based in London, England where he served as Senior Vice President for Katanga Mining Limited, a Canadian listed mining company with operations in Africa, for the period from 2005 to 2009. From 1995 to 2004, Mr. Schoening served in senior and executive management positions with Barrick Gold Corporation and Kinross Gold. Mr. Schoening’s career also includes domestic and international assignments with the completions division of Schlumberger Limited. He holds a B.A., Psychology (Spec.) from the University of Alberta.

C. Ronald Blankenship has been a director of Civeo since July 2014 and is currently the Chairman of the Finance & Investment Committee. Mr. Blankenship served as President and Chief Executive Officer of Verde Realty in January 2009 and he assumed the additional responsibilities of Chairman of the Board from January 2012 to December 2012. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated. Prior to his role as Vice Chairman, he served as Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director of Security Capital from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Prior to 1991, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Prior to that, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. Mr. Blankenship began his career at Peat Marwick Mitchell & Company. Mr. Blankenship currently serves on the boards of Regency Centers Corp. (NYSE:REG), Pacolet Milliken Enterprises, Inc., a private investment company, Berkshire Group a private investment management company and Merit Hill a privately owned and operated real estate company. Mr. Blankenship is a certified public accountant and a graduate of the University of Texas at Austin.

Ronald J. Gilbertson has been a director of Civeo since the closing of Civeo’s acquisition of Noralta Lodge Ltd. in April 2018. Since June 2012, Mr. Gilbertson has managed his private investments and provided management advisory services to companies in the commercial development, transportation and accommodations industries. Mr. Gilbertson previously served as the President and Chief Executive Officer of the Edmonton Economic Development Corporation from April 2007 to June 2012 and as Vice President, New Ventures of the Alberta Research Council from December 2002 to April 2007. Mr. Gilbertson currently serves on the boards of directors of Covenant Health, Covenant Care and Covenant Living and serves as Chairman on the board of directors of Covenant Foundation and Chairman of the Strategic Planning Committee of the board of directors of the Sawridge Group of Companies. Mr. Gilbertson received his Master of Economics from the University of Manitoba and his Bachelor of Commerce Degree with Distinction from the University of Saskatchewan.

Martin A. Lambert has been a director of Civeo since May 2014 and is currently the Chairman of the Compensation Committee. Mr. Lambert is retired. He served as Chief Executive Officer of Swan Hills Synfuels LP, an energy conversion company, from November 2008 until July 2014. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner in the Canadian law firm Bennett Jones LLP from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a director of Oil States from February 2001 to May 2014 and Calfrac Well Services Ltd., from March 2004 to May 2010.

Mr. Lambert currently serves as lead director, compensation, and as a member of the audit committee of Zedi, Inc., a private company involved in Canadian, U.S. and other international oilfield services. Mr. Lambert received his LLB degree from the University of Alberta in 1979.

Constance B. Moore has been a director of Civeo since June 2014 and is currently the Chairman of the Audit Committee. Ms. Moore has served as a director of TriPointe Group (NYSE: TPH) since July 2014 and has served as a director of Columbia Property Trust (NYSE: CXP) since November 2017. Ms. Moore was a director of BRE Properties, Inc. (BRE) (NYSE: BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014 and served as President and Chief Operating Officer of BRE from January 2004 until December 2004. Ms. Moore has more than 35 years of experience in the real estate industry. Prior to joining BRE in 2002, she was the managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust (NYSE:ASN). Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor’s degree from San Jose State University. In 2009, she served as chair of the National Association of Real Estate Investment Trusts. Currently, she is chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley; serves on the board of Haas School of Business, UC Berkeley; the chair of the compensation committee of TriPointe Group (NYSE: TPH); serves on the board of Bridge Housing Corporation; is a Governor and Trustee of the Urban Land Institute (ULI); serves on the board of the ULI-Foundation and the ULI Global Board; serves on the board of the Tower Foundation at San Jose State University.

Charles Szalkowski has been a director of Civeo since June 2014 and is currently the Chairman of the Nominating and Corporate Governance Committee. Mr. Szalkowski worked with the law firm of Baker Botts L.L.P. from 1975 until he retired as a partner and general counsel of the firm in December 2012. Since his retirement, Mr. Szalkowski has pursued his personal interests. Mr. Szalkowski is an emeritus member of the Rice University Board of Trustees, where he had previously chaired the Board’s audit committee and served on the compensation committee. He remains on the Rice audit committee. He was previously on the board of directors of Accelerate Learning Inc. (formerly Stemscopes Inc.). Mr. Szalkowski became a Certified Public Accountant in 1971 and received his J.D. and M.B.A. degrees from Harvard University in 1975 and B.S. in Accounting and B.A. in economics and political science from Rice University in 1971. He also serves on the boards of several non-profit organizations, including an aviation museum, two children’s charities and his church.

Timothy O. Wall has been a director of Civeo since March 2017. Mr. Wall served as the President of Kitimat LNG Upstream Operations, a division of Apache Canada Ltd. (a subsidiary of Apache Corporation, an oil and gas exploration and production company), from March 2013 until June 2015. He previously served as the President of Apache Canada Ltd. from May 2009 to March 2013 and as Managing Director and Regional Vice President, Australia of Apache Corporation from August 2005 to May 2009. From 1990 until August 2005, Mr. Wall served in various other positions within Apache Corporation. Mr. Wall currently provides advisory services to the energy industry. Mr. Wall has been a member of the board for several industry organizations, including the Canadian Association of Petroleum Producers, Australian Petroleum Production and Exploration Association and the Australian Minerals and Mines Association. Mr. Wall received his B.S. in Petroleum Engineering from Texas A&M University.

Qualifications of Directors & Nomination Process

When identifying our directors appointed to our board, the following are considered:

•	the person’s reputation, integrity and independence;

•	the person’s qualifications as an independent, disinterested, non-employee or outside director;

•	the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board of directors and the current state of Civeo and the accommodations industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to Civeo; and

•	the person’s knowledge of areas and businesses in which we operate.

We believe that the above-mentioned attributes, along with the leadership skills and other experience of the Civeo board of directors described below, provide Civeo with the perspectives and judgment necessary to guide its strategies and monitor their execution.

We believe the breadth and variety of business experience of each of our directors and director nominees identified in the following table make each of them well qualified to serve on our board of directors.

	Executive Leadership	Financial	Accommodations, Real Estate and Hospitality	International Operations	Past or Present CEO or C-Suite Experience	Director Experience
Richard A. Navarre	✓	✓		✓	✓	✓
C. Ronald Blankenship	✓	✓	✓	✓	✓	✓
Bradley J. Dodson	✓	✓	✓	✓	✓	✓
Ronald J. Gilbertson	✓			✓	✓
Martin A. Lambert	✓	✓	✓	✓	✓	✓
Constance B. Moore	✓	✓	✓		✓	✓
Charles Szalkowski	✓	✓		✓		✓
Timothy O. Wall	✓	✓		✓		✓

In selecting nominees for the board of directors, the Nominating & Corporate Governance Committee considers, among other things, the diversity of the board of directors in terms of educational background, business industry experience, and knowledge of different geographic markets and the accommodations industry. In the case of each current director being considered for renomination, the Nominating & Corporate Governance Committee took into account the director’s history of attendance at board of directors and committee meetings, the director’s tenure as a member of the board of directors and the director’s preparation for and participation in such meetings.

In identifying prospective director candidates, the Nominating & Corporate Governance Committee may seek referrals from other members of the board of directors, management, shareholders and other sources. The Nominating & Corporate Governance Committee also may, but need not, retain a professional search firm in order to identify, recruit and evaluate qualified candidates for the board of directors. Mr. Gilbertson was nominated to the board of directors for appointment in April 2018 by the Torgerson Family Trust in connection with the closing of the acquisition of Noralta Lodge Ltd. For additional information, see “Certain Relationships and Related Party Transactions—Noralta Acquisition.”

The Nominating & Corporate Governance Committee will consider recommendations from various sources, including from shareholders, regarding possible candidates for director. To submit a recommendation to the Nominating & Corporate Governance Committee, a shareholder should send a written request to the attention of Civeo’s Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected, and any other information the shareholder may deem relevant to the committee’s evaluation. The request must also disclose the number of common shares beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the shareholder making a nomination and other parties with respect to the nomination. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources. These procedures do not preclude a shareholder from making nominations in accordance with the process described below under “Future Shareholder Proposals.”

Director Independence

Under rules adopted by the NYSE, our board of directors must have a majority of independent directors. To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the board of directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

The Civeo board of directors reviews, as appropriate, material or relevant direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as the director is not an employee of Civeo and has not engaged in various types of business dealings with Civeo. In addition, as further required by the NYSE, the Civeo board of directors has made a subjective determination as to each independent director that no material relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.

The Civeo board of directors has determined that all of the Civeo directors, except for Bradley Dodson, our President and Chief Executive Officer, qualify as “independent” in accordance with the applicable NYSE listing standards.

Board Structure

The Civeo board of directors is divided into three classes, each of roughly equal size. There are currently three directors of Class I, three directors of Class II and two directors of Class III. The members of each class serve for three years following their election, with one class being elected each year. The directors designated as Class I directors will have terms expiring at the annual general meeting. If elected at the annual general meeting, Messrs. Blankenship, Gilbertson and Szalkowski, as Class I directors, will have terms expiring in 2021. The directors designated as Class II directors have terms expiring in 2019, and the directors designated as Class III directors have terms expiring in 2020.

Board Committees

The Civeo board of directors has established several standing committees in connection with the discharge of its responsibilities.

Audit Committee

Civeo’s board of directors has established an audit committee, consisting of independent directors. The members of the audit committee are Messrs. Blankenship and Szalkowski and Ms. Moore, each of whom the board of directors has determined is independent under applicable NYSE and SEC rules for board of director and audit committee independence.

The Audit Committee meets separately with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions. The Audit Committee appoints our independent auditors and reviews the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Ms. Moore is financially literate and has accounting or related financial management expertise, each as required by the applicable New York Stock Exchange (“NYSE”) listing standards. The board of directors also has determined that Ms. Moore qualifies as an audit committee financial expert under the applicable rules of the Exchange Act. A more detailed discussion of the Audit Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Audit Committee Charter” at the bottom of the page.

Compensation Committee

Civeo’s board of directors has established a compensation committee, consisting of independent directors. The members of the compensation committee are Messrs. Blankenship and Lambert and Ms. Moore, each of whom the board of directors has determined is independent under applicable NYSE and SEC rules for board of director and compensation committee independence.

The Compensation Committee administers the EPP, and in this capacity makes a recommendation to the full board of directors concerning the aggregate amount of all option grants or share awards to employees as well as specific awards to executive officers under the EPP. In addition, the Compensation Committee is responsible for (i) determining the compensation of our chief executive officer and other executive officers, (ii) overseeing and approving compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement. A more detailed discussion of the Compensation Committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Compensation Committee Charter” at the bottom of the page.

Nominating & Corporate Governance Committee

Civeo’s board of directors has established a nominating and corporate governance committee, consisting of independent directors. The members of the Nominating & Corporate Governance Committee are Messrs. Navarre, Szalkowski and Wall, each of whom the board of directors has determined is independent under applicable NYSE rules.

The Nominating & Corporate Governance Committee makes proposals to the board of directors for candidates to be nominated by the board of directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. A more detailed discussion of the Nominating & Corporate Governance Committee’s mission, composition and responsibilities is contained in the Nominating & Corporate Governance Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Nominating & Corporate Governance Committee Charter” at the bottom of the page.

Finance & Investment Committee

Civeo’s board of directors has established a Finance & Investment Committee. The members of the Finance & Investment Committee are Messrs. Blankenship, Gilbertson, Lambert and Wall.

The Finance & Investment Committee assists the board of directors in its consideration of opportunities to enhance our long-term performance and valuation, including reviewing and making recommendations to the board of directors with respect to our strategic objectives and financial and operating metrics and performance.

Committee Composition

Below is a summary of our committee structure and membership information.

Chairperson Member Financial Expert

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Finance & Investment Committee
Richard A. Navarre
C. Ronald Blankenship
Ronald J. Gilbertson
Martin A. Lambert
Constance B. Moore
Charles Szalkowski
Timothy O. Wall

Board of Directors and Committee Meetings

During 2017, the Civeo board of directors held thirteen meetings, the Audit Committee held eight meetings, the Compensation Committee held five meetings, the Nominating & Corporate Governance Committee held three meetings and the Finance & Investment Committee held eight meetings. Each of the directors attended at least 75% of the meetings of the board of directors and the committees on which he or she served. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual general meeting of shareholders and meetings of the board of directors and the committees on which they serve. All of our directors who served at the time of our 2017 annual general meeting of shareholders attended the meeting.

Executive Sessions

Our independent directors regularly meet in executive session with no members of management present and generally meet at each board meeting. Our Chairman of the Board, who is an independent director, presides at these sessions.

Board of Directors Oversight of Enterprise Risk

Risk oversight is a responsibility of the board of directors. The board of directors has delegated responsibility for monitoring certain enterprise risks to its standing committees. The Civeo board of directors and its committees utilize our Enterprise Risk Management (ERM) process to assist in the oversight of our risks. Management and employees are responsible for day-to-day risk management, and management conducts a risk assessment of our business annually. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood of occurrence, materiality and anticipated timing of impact of the risk, as well as to identify steps to mitigate and manage each key risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

The results of the risk assessments are reviewed with the Audit Committee and with the full board of directors annually. The centerpiece of the assessment is the discussion of our key risks, which include strategic, operational, regulatory, cybersecurity and other risks and the factors discussed above. As part of the process for evaluating each key risk, a senior manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk.

Corporate Governance Guidelines

Civeo has adopted Corporate Governance Guidelines to best ensure that the board of directors has the necessary authority and practices in place to make decisions that are independent from management, that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management are aligned with the interests of the shareholders. Civeo’s Corporate Governance Guidelines are available at www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Corporate Governance Guidelines.”

Board of Directors Leadership

Our board of directors is led by our independent Chairman of the Board, and the Chief Executive Officer position is currently separate from the Chairman role. The board of directors maintains the flexibility to determine whether the roles of Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Civeo at a given point in time. We believe the separation of these two positions is appropriate corporate governance for us at this time because it promotes a strong independent leadership structure. In addition, we believe this structure facilitates effective oversight of management and enables the board to fulfill its risk oversight responsibilities.

Corporate Code of Business Conduct & Ethics

Civeo has adopted a Corporate Code of Business Conduct and Ethics (the “Code of Conduct”), which requires that all directors, officers and employees of Civeo act ethically at all times. This Code of Conduct is available at Civeo’s web site www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Corporate Code of Business Conduct and Ethics.”

Substantially all of our employees are required to complete online training on a regular basis. That training includes a review of our Corporate Code of Conduct and an acknowledgement that the employee has read and understands the policy.

Financial Code of Ethics for Senior Officers

Civeo has adopted a Financial Code of Ethics for Senior Officers (the “Financial Code of Ethics”) that applies to our chief executive officer, chief financial officer, principal accounting officer and other senior officers (“Senior Officers”). The Financial Code of Ethics is available at Civeo’s website www.civeo.com by first clicking “Corporate Governance” under the “Investor Relations” heading and then “Financial Code of Ethics for Senior Officers.”

Ethical principles set forth in the Financial Code of Ethics include, among other principles, matters such as:

•	Acting ethically with honesty and integrity;

•	Avoiding conflicts of interest;

•	Complying with disclosure and reporting obligations with full, fair accurate, timely and understandable disclosures;

•	Complying with applicable laws, rules and regulations;

•	Acting in good faith, responsibly with due care, competence and diligence;

•	Promoting honest and ethical behavior by others;

•	Respecting confidentiality of information; and

•	Responsibly using and maintaining assets and resources.

Senior Officers must also comply with the Code of Conduct.

Director Resignation Policy

We have adopted a director resignation policy, which is included in Civeo’s Corporate Governance Guidelines. The director resignation policy provides that, if a director receives a greater number of “withheld” votes than votes “for” his or her election, that director is required by our Corporate Governance Guidelines to tender his or her resignation to the Nominating & Corporate Governance Committee for consideration. The Nominating & Corporate Governance Committee will recommend to the board of directors the action, if any, to be taken with respect to the resignation. Any such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Nominating & Corporate Governance Committee the opportunity to consider the appropriateness of continued board of directors membership and make a recommendation to the board of directors as to the director’s continued service on the board. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why shareholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to us; (4) the current mix of skills and attributes of directors on the board; (5) whether, by accepting the resignation, we will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in our best interests and those of our shareholders.

Civeo’s Corporate Governance Guidelines also provide that, if a director changes his or her employer or otherwise has a significant change in job responsibilities during his or her tenure as a director, that director is required to inform the Nominating & Corporate Governance Committee of the change and tender his or her resignation to the board of directors for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation. The board of directors, through the Nominating & Corporate Governance Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the board of directors and each applicable board committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation.

Compensation Committee Interlocks and Insider Participation

During 2017, none of our executive officers served as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, each of Messrs. Blankenship and Lambert and Ms. Moore served as members of our Compensation Committee during 2017, none of whom: (1) was an officer or employee of Civeo during 2017, (2) was formerly an officer of Civeo, or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Communications with Directors

Shareholders or other interested parties may send communications, directly and confidentially, to our board of directors, to any committee of our board of directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of Civeo to the addressee without review by management.

Accounting and Auditing Concerns

The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the board of directors regarding the compensation of our named executive officers for 2017. Our named executive officers are:

•	Bradley J. Dodson, President, Chief Executive Officer and Director;

•	Frank C. Steininger, Executive Vice President, Chief Financial Officer and Treasurer;*

•	Peter L. McCann, Senior Vice President, Australia; and

•	Allan D. Schoening, Senior Vice President, Corporate Affairs.

*	Mr. Steininger was promoted from Senior Vice President to Executive Vice President effective March 2018.

Compensation Governance

In keeping with our commitment to strong governance standards across our business, our executive compensation governance framework is built around the following:

•	A Compensation Committee comprised of individuals with deep relevant business experience, all of whom have served previously as chief executive officers of energy industry or real estate related companies. All members of the Compensation Committee are independent in accordance with NYSE listing standards and qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code;

•	A clearly defined decision-making framework and delegation of authority that ensures all material compensation decisions for named executive officers are made on behalf of Civeo solely by the Compensation Committee, whose priority is to ensure our policies and procedures allow Civeo to attract, reward and retain executives who are focused on delivering long-term results for shareholders; and

•	Clearly defined compensation policies structured to accommodate circumstances that are characteristic of a cyclical industry sector.

For further information on the background and qualifications of the members of our Compensation Committee, please see “Management—Executive Officers and Directors,” “Management—Board Committees” and “Management—Compensation Committee” in this proxy statement.

Policies and Practices

The following are key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and represent among the best practices in compensation and governance.

Equity Awards Pricing. Civeo’s practice is to price awards at the market closing price on the date of grant.

Insider Trading Policy. Civeo prohibits directors, officers and other employees from trading Civeo’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits directors, officers and designated managers from trading in Civeo’s securities without obtaining prior approval from Civeo’s Vice President, Controller and Corporate Secretary. Executive officers and directors are prohibited from trading options, pledging, or entering into any hedging transactions related to Civeo shares.

Clawback Policy. Civeo’s clawback policy allows Civeo to recoup incentive-based compensation from current or former executive officers if the consolidated financial statements of Civeo are materially restated within three years of their initial public release or filing, and the board of directors determines, in its reasonable discretion, that any current or former executive officer has engaged in intentional misconduct, and such misconduct caused or partially caused the need for such restatement. In that case, the board of directors may within 12 months after such a material restatement, require that the executive forfeit and/or return to Civeo all or a portion of the compensation vested, awarded or received under any bonus, equity or other award during the period subject to restatement and the 12-month period following the initial public release or filing of the restated financial statements. The forfeiture and/or return of compensation under the policy would be limited to any portion that the executive officer would not have received if the consolidated financial statements had been reported properly at the time of their initial public release or filing. The clawback policy would not apply to restatements following a change of control, as defined in the EPP, and the policy does not limit the ability of Civeo to otherwise pursue forfeiture or reclamation of amounts under applicable law.

Executive Share Ownership Requirements. Civeo has established executive share ownership requirements to further align the interests of key executives with those of its shareholders. Our Executive Share Ownership Guidelines are calculated based on a multiple of the executive’s base salary, as set forth below:

Chief Executive Officer	5X
Other Named Executive Officers	2X
Other Section 16 Officers	1X

Executives who are covered by these guidelines have five years to reach their respective share ownership levels. On an annual basis, the Compensation Committee monitors compliance with these guidelines. As of December 31, 2017, all executive officers were in compliance with the guidelines (or otherwise within the initial five-year period for compliance).

Independent Compensation Consultant. Mercer, LLC (“Mercer”), an independent compensation consultant, was engaged by the Compensation Committee and reports directly to the Compensation Committee.

Performance Share Awards. Long-term incentive awards made to named executive officers are 50% performance based.

Prohibited Practices. We do not allow any of the following:

•	Buying or selling puts, calls or options in respect of our securities, or pledging shares (including holding shares in a margin account) by directors and officers;

•	Excise tax gross-ups in any executive or change of control agreement entered into following our spin-off from Oil States International in May 2014;

•	Severance multipliers in excess of 3x;

•	Liberal share recycling in our long-term incentive plan;

•	Repricing of stock options or stock appreciation rights without shareholder approval;

•	Single-trigger vesting of equity awards upon a change of control; or

•	Unreasonably long terms for options.

We expect that over time, the governance landscape will continue to evolve and require both refinement of existing policies and adoption of new ones. Our Compensation Committee is committed to staying current with evolving governance standards and, where it feels that changes are warranted, to respond accordingly.

Executive Total Compensation Philosophy and Objectives

Civeo’s philosophy regarding its executive compensation programs for named executive officers is to provide a comprehensive and competitive total compensation program with the following objectives:

•	To attract, motivate, reward and retain executives with the experience and talent to achieve short-term goals and objectives and successfully execute longer-term strategic plans;

•	To reinforce the linkage between individual performance of executives and business results;

•	To align the interests of executives with the long-term interests of our shareholders; and

•	To ensure compensation neither promotes overly conservative actions nor excessive risk taking.

To this end, Civeo’s total compensation program uses a blend of base salary, annual performance incentives and long-term equity incentives to achieve the four objectives described above. Broadly speaking, we target median pay levels for all components of executive compensation; however, when warranted in the discretion of the Compensation Committee, awards above or below median levels of our peer group may be considered.

Compensation and Risk Management. Civeo’s compensation programs have been designed (i) to promote financial, operational and organizational growth, while giving due consideration to broader enterprise risk management issues and (ii) to maintain a balance between short and long-term incentive compensation, company growth, shareholder returns and risk. The Compensation Committee, in its sole discretion, retains full authority to adjust any aspect of Civeo’s compensation programs.

Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation plans and benefit programs that are generally uniform in design and operation in the markets where we operate. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall executive compensation levels are competitive with the market, based on information provided by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee;

•	Our executive compensation mix is balanced among (i) fixed components including salary and benefits, (ii) annual incentives that reward our overall financial and operating performance and (iii) long-term incentives, 50% of which are performance-based for named executive officers, to more closely tie executive compensation to shareholder interests and to provide for a substantial portion of at-risk compensation in relation to share price performance;

•	We implement what our Compensation Committee believes to be rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions; and

•	We have established maximum award levels to cap any performance incentives in place.

In summary, although a portion of the compensation provided to our named executive officers is based on our overall performance or division performance, we believe our compensation programs do not encourage excessive or unnecessary risk-taking by our named executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals.

Executive Retention. The Compensation Committee is sensitive to the critical importance of key employee and executive retention, recognizing the costs, potential impacts and replacement challenges that accompany the loss of talented leadership particularly in a difficult market environment. For 2017 and 2018, executive retention was carefully considered by the Compensation Committee in arriving at its long-term incentive award determinations for our named executive officers, all of which remained consistent with our past practices.

Executive Compensation Decision-Making and Approval Process. All executive compensation decisions for named executive officers are made on behalf of Civeo solely by the Compensation Committee. Where appropriate, the Compensation Committee engages its independent compensation consultant to research and make recommendations on issues considered important to executive compensation, as well to provide the Compensation Committee with insights on evolving compensation trends in relevant industry sectors.

Role of Executive Officers. The Compensation Committee consults our Chief Executive Officer in its determination of compensation matters related to the executive officers reporting directly to the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Compensation Committee on matters such as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the Chief Executive Officer considers such factors as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the Chief Executive Officer’s recommendations under advisement; however, the Compensation Committee makes all final decisions regarding such compensation matters. Our Chief Executive Officer’s compensation is reviewed annually and determined solely by the Compensation Committee, giving due consideration to performance against goals and objectives and other factors the Compensation Committee deems appropriate.

Role of Compensation Consultant. The Compensation Committee engages Mercer as its independent compensation consultant. Subsequent to its initial engagement of Mercer, the Compensation Committee has reviewed and confirmed its selection of Mercer on an annual basis.

Mercer’s role is to advise the Compensation Committee on matters relating to executive compensation and to help guide, develop and implement our executive compensation programs. Mercer reports directly to the Compensation Committee, and any requests management may have of Mercer throughout the course of its engagement must be approved by the Compensation Committee before any work is undertaken. Mercer has performed work for Civeo outside of the scope of its engagement by the Compensation Committee, but the Compensation Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. The Compensation Committee conducted a review of its relationship with Mercer in 2017 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest or independence concerns, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NYSE. In making this determination, the Compensation Committee noted that during 2017:

•	Mercer did not provide any services to Civeo or management other than services requested by or with the approval of the Compensation Committee;

•	Mercer maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•	Fees paid to Mercer by Civeo during 2017 were less than 1% of Mercer’s total revenue;

•	None of the Mercer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);

•	None of the Mercer consultants working on matters with us (or any consultants at Mercer) had any business or personal relationship with any of our executive officers; and

•	None of the Mercer consultants working on matters with us own our common shares.

Since 2015, the Compensation Committee also approved the engagement of Mercer to provide benefits consulting services to Civeo. During 2017, fees paid to Mercer in the form of commissions by our Canadian insurer and retirement plan fund manager totaled $24,997 and $17,819, respectively, for benefits consulting services provided to our Canadian operations. During 2017, fees paid to Mercer in the form of commission by our U.S. insurers and retirement plan administrator totaled $135,740 and $25,800, respectively, for consulting services provided to our U.S. operations. In the opinion of the Compensation Committee, the scale of these fees does not compromise Mercer’s independence with regards executive and director compensation advisory services it provides directly to the Compensation Committee. This independence is and will continue to be monitored on an ongoing basis. Fees paid to Mercer for compensation consulting services to the Compensation Committee totaled $39,100 in 2017.

Peer Group and Benchmarking. In late 2017, Mercer reviewed Civeo’s peer group of companies that is used for benchmarking purposes to assess the competitiveness and suitability of Civeo’s compensation programs and practices. Prior to this review and for 2017 compensation measurement purposes, the Compensation Committee approved a peer group consisting of the following companies:

Basic Energy Services Inc.	Oil States International Inc.

Black Diamond Group Ltd.	Parker Drilling Co.

Forum Energy Technologies Inc.	Pioneer Energy Services Corp.

Horizon North Logistics Inc.	Precision Drilling Corp.

Matrix Service Co.	Tesco Corp.

Newalta Corp.	TETRA Technologies Inc.

Newpark Resources Inc.

For the 2017 Performance Share Awards, the Compensation Committee determined that the same peer group would also be used as peers for relative total shareholder return (“TSR”) purposes, based on their customer and asset bases, service offerings or levels of exposure to the natural resources sectors where earnings can be impacted by commodity prices.

In their 2017 review process, Mercer evaluated companies in the diversified support services and oil and gas equipment and services sectors whose business results are influenced by similar industry and commodity factors as Civeo. As a consequence of this review, Savanna Energy Services Corp. was removed from the peer group. Mercer further recommended the addition of five additional companies to the peer group including Exterran Corp., Willbros Group Corp., Unit Corp., Step Energy Services Ltd. and Source Energy Services Ltd. The addition of these companies to the peer group was approved by Compensation Committee. The primary review and selection criteria for the peer group remained unchanged and included the following: revenue size, market value, market value to revenue ratio, enterprise value, number of employees, business/operational characteristics and geographic footprint. Unless otherwise determined in subsequent peer group evaluations, this new peer group is intended to be used by the Compensation Committee for compensation evaluation purposes for 2018 and thereafter. At the time of approving the new peer group, Civeo was ranked at the median of the peer group on an enterprise value basis.

Compensation Program Components

This section outlines each of the components of our compensation program. Compensation decisions specific to our named executive officers for 2017 for each of these components are discussed in greater detail immediately following this section. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.

Base Salary. Base salaries form the foundation of Civeo’s compensation program. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provides an element of compensation that is not at risk to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. Base salaries for named executive officers are reviewed annually by the Compensation Committee and, where deemed appropriate, adjusted to reflect competitive market conditions, as well as other internal factors, including performance, internal equity and changes to job scope and responsibility. In general, base salaries are targeted at median levels compared to comparable positions within the peer group but vary from this reference point when and where deemed appropriate by the Compensation Committee.

Short-Term Incentive Plan. The key objective of Civeo’s Annual Incentive Compensation Plan (“AICP”) is to reward the achievement of defined annual operating and financial objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis. Awards made under the AICP are designed to represent a material component of target total cash compensation for our named executive officers.

Under the AICP, the Compensation Committee establishes an incentive target, expressed as a percent of base salary, for each executive officer based upon, among other factors including geographic market differences, the Compensation Committee’s review of publicly available competitive compensation data for each position, level of responsibility and ability to impact or influence business results. For 2017, achieving results which exceeded a minimum, or threshold, level of performance triggered an AICP payout. Performance results at or below threshold (i.e., typically achieving a percentage less than 85% of the related AICP performance objective) resulted in no AICP award. Targeted performance is earned when an executive achieves 100% of his or her performance objectives and Civeo achieves 100% of its budgeted financial performance. Overachievement (i.e. typically achieving a percentage of 120% of the corresponding target performance and financial objective) is the performance level at which AICP compensation is maximized. Where performance results fall between the threshold and target level, a pro rata portion of the target amount is paid out. Where performance results fall between the target and overachievement level, 100-200% of the target amount is paid out proportionately.

The performance metrics for our AICP consist of financial metrics, typically budgeted earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted where deemed appropriate by the Compensation Committee, and safety performance.

The maximum AICP overachievement percentage permitted under the AICP is capped at two times the target level to mitigate the potential for excessive risk taking.

At the beginning of each year, our Compensation Committee is responsible for reviewing and recommending for approval by our board of directors, quantifiable corporate performance objectives, including those specific to our Chief Executive Officer. At the end of each year, the Compensation Committee reviews Civeo’s performance results, as well as incentive awards to be paid to each executive officer and, in aggregate, to other AICP participants. In its sole discretion, the Compensation Committee interprets all provisions of the AICP and has authority to make positive or negative adjustments in individual, business unit or Civeo-wide results.

Long-Term Incentive Plan. Civeo’s long-term incentive plan (“LTIP”), established under the EPP, is designed to provide an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and to support our efforts to attract and retain highly qualified executives to grow and develop Civeo in our highly competitive and cyclical industry.

The EPP provides for the grant of any combination of restricted shares, performance awards, dividend equivalents, phantom share awards, deferred share awards, share payments or options. Broadly speaking, we award three types of long-term incentives to balance liquidity and dilution considerations and to ensure we deliver tax effective incentives to plan participants. These awards may be cash or share settled, depending on their type. For our U.S. named executive officers, we award performance shares, restricted stock awards and phantom units. For our Canadian named executive officer, we award performance shares, restricted share units and/or phantom units, and for our Australian named executive officer, we grant performance shares, deferred share awards and/or phantom units. All long-term incentive awards made to employees are generally subject to a three-year vesting period, with time-based awards vesting equally each year from date of grant and performance-based awards vesting on the third anniversary of the grant. All awards are subject to the approval of our Compensation Committee.

While unvested restricted shares are held, all rights of ownership are ascribed to such shares, including the right to vote the shares and receive dividends thereon if any (except that any dividends or other distributions paid in any form other than cash are subject to forfeiture restrictions applicable to the underlying award). Performance share, restricted share unit, phantom unit and deferred share award recipients are not entitled to vote and receive dividends until such awards vest.

In determining the value of award levels, the ratio of long-term incentives as a percentage of base salary is considered relative to a range of factors including market competitiveness, internal equity and individual performance. As a general rule, long-term incentive award values increase with position responsibility and are intended to comprise a larger component of an executive’s total direct compensation as his or her responsibility increases.

Performance Share Award Program. In 2016, the Compensation Committee introduced a Performance Share Award Program under the EPP to further promote the linkage between shareholder and executive management interests. Our Performance Share Award Program is comprised of the following key elements:

Performance metric:	Relative TSR (compared against our defined peer group as described above)

Performance period:	Three years, commencing with the year that includes the date of grant

Participants:	All named executive officers and direct reports to each regional executive

Vesting:	Cliff vesting following completion of the performance period

Award amount:	Comprises 50% of a named executive officer’s annual long-term incentive award, as determined by the Compensation Committee

Payout:	Settled in either cash or shares, or a combination of both, at the discretion of the Compensation Committee

Calculation of our relative TSR will be conducted by a third party designated by the Compensation Committee following completion of the three-year performance cycle. Performance share awards granted in 2017 will be earned in amounts between 0% and 200% of the participant’s target performance share award, based on the payout percentage associated with Civeo’s absolute rank among the peer group as illustrated below:

Performance Measures			Payout Percentage
Absolute Rank	Approximate Decile	Implied Percentile Rank
1st or 2nd	1st	90%-100%	200%
3rd or 4th	2nd	80%-89.9%	175%
5th	3rd	70%-79.9%	150%
6th	4th	60%-69.9%	125%
7th or 8th	5th	50%-59.9%	100%
9th	6th	40%-49.9%	75%
10th	7th	30%-39.9%	50%
11th or 12th	8th	20%-29.9%	25%
13th – 15th	9th – 10th	0%-19.9%	0%

If the performance metric yields a payout percentage of 0%, participants will not earn any performance shares for the applicable three-year performance period. Calculation of relative TSR includes all dividends paid over the performance cycle.

In the event a change of control of Civeo occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of the change of control is the last day of the performance period. In determining the payout percentage, the performance metric to be applied will be the absolute rank which is attained through the date of change of control. Payout of performance share awards will be made following the completion of the performance period subject to the participant’s continued employment through the end of the performance period. Should, however, the participant’s employment be terminated (1) by Civeo without cause or by the participant for good reason (as defined in the Performance Share Award Program) or (2) as a result of the participant’s death or disability, in either case following a change of control and prior to the payout of performance share awards, then the participant is entitled to payout of the performance share award under terms provided within the Performance Share Award Program.

All performance share awards have been approved by the Compensation Committee.

All long-term incentive awards under the EPP are expensed in a manner to comply with Financial Accounting Standards Board, Accounting Standards codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). Except in special circumstances, long-term incentive awards are made to participants in these plans annually, in conjunction with approval of annual year-end audited financial statements by the board of directors.

Free Cash Flow Incentive Plan. Our Free Cash Flow Incentive Plan is designed to promote the interests of Civeo and its shareholders by incentivizing eligible employees to identify and implement actions that generate incremental free cash flow. For every dollar that 2017 free cash flow exceeded our budgeted free cash flow of $40 million, 10%, up to a maximum of $2 million, was allocated to a bonus pool. This pool was used to reward those employees implementing initiatives that generated free cash flow greater than budget. Free cash flow is a non-GAAP measure that we define as cash flow from operations less net capital expenditures (capital expenditures net of asset divestitures). For 2017, free cash flow exceeded budget by 22%. The bonus pool for 2017 was $830,000. The Compensation Committee determines, in its sole discretion, those employees who are eligible to participate in the Free Cash Flow program, which may include, in exceptional circumstances, our named executive officers and the award amount allocated to each eligible employee. Eligible employees must be in continuous employment with Civeo through the date the award payment is made. For the 2017 plan year, awards were made to Messrs. McCann and Schoening in the amount of $7,997 and $42,048 respectively, for noteworthy contributions that improved Australian and Canadian financial performance.

Other Perquisites and Personal Benefits. In general, Civeo does not offer perquisites or other personal benefits to any executive with an aggregate annual value over $10,000. Some executives are provided paid club memberships, which are used for business purposes.

Dual employment contract provisions for Messrs. Dodson, Steininger and Schoening provide for income tax preparation services to satisfy their annual filing obligations and for tax equalization for Messrs. Dodson and Steininger for pro rata compensation earned in Canada.

Benefit Plans. Civeo’s employee benefit plans are designed from a market competitive perspective with the objective of attracting and retaining talented employees. The Compensation Committee conducts periodic reviews of Civeo’s employee benefit plans to ensure the plans meet these objectives and where, in the Compensation Committee’s sole discretion, the Compensation Committee believes changes to these plans are warranted, the Compensation Committee will authorize such changes.

Civeo’s health and welfare benefits are provided to all North American employees, including U.S. or Canada-based executives. These benefits include comprehensive coverage for medical, prescription drug, vision and dental expenses, as well as life insurance, long-term disability, accidental death and dismemberment, business travel, employee assistance and flexible spending accounts. Contributions for these benefits, except the flexible spending account program, are based on a cost-sharing model between the employee and Civeo and are the same for employees and executives.

Retirement Plans. Civeo offers a defined contribution 401(k) retirement plan to all of its U.S. employees, including its U.S.-based executives. Those participating in the plan can make contributions from their base salaries and cash incentive compensation up to annual limits defined by the IRS. Civeo makes matching contributions under this plan on the first 6% of the participant’s compensation, providing 100% match on the employee’s contribution up to 4% of his or her compensation and a 50% match on the employee’s contribution up to an additional 2% of the employee’s compensation. A similar defined contribution plan, which uses the same contribution formula, is in place in Canada and is structured pursuant to regulations established by the Canadian Revenue Agency. In Australia, employees and executives must contribute 9.25% of base salary (to an annual capped limit established by the Australia Taxation Office) to a superannuation fund administered by the Government. This contribution is paid for by Civeo.

2017 Executive Compensation

All executive compensation decisions, as well as decisions including aggregate AICP and long-term incentive awards to non-executive plan participants, were made by our Compensation Committee in conjunction with the approval of our audited 2017 year-end financials by the board of directors.

Base salaries. Salary adjustments were made in 2017 for designated executives. These adjustments included a 5% increase in Mr. Steininger’s base salary to $420,000 per year and a 13% increase in Mr. Schoening’s base salary to $277,632 per year in each case to bring such salary levels more in line with comparable positions in our peer group. Mr. Dodson’s and Mr. McCann’s base salaries remained unchanged throughout 2017.

Annualized base salaries, as in effect on December 31, 2017, and target AICP levels for 2017 are set forth below for each named executive officer.

Name	Position (in 2017)	Base Salary (USD)	Target AICP
Bradley J. Dodson	President and Chief Executive Officer	$575,000	100%

Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer	$420,000	60%

Peter L. McCann	Senior Vice President, Australia	$322,098	65%

Allan D. Schoening	Senior Vice President, Corporate Affairs	$277,632	50%

2017 AICP Awards. During 2017, based on peer group compensation data presented by Mercer, the Compensation Committee approved an increase in Mr. Dodson’s AICP target from 90% to 100%. The following performance metrics formed the basis for annual incentive award determinations for our named executive officers for 2017:

Name	Position (in 2017)	Financial Performance		Safety Performance
		Corporate	Division
Bradley J. Dodson	President and Chief Executive Officer	80%	0%	20%

Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer	80%	0%	20%

Peter L. McCann	Senior Vice President, Australia	40%	40%	20%

Allan D. Schoening	Senior Vice President, Corporate Affairs	80%	0%	20%

Our sole metric for evaluating financial performance for AICP purposes in 2017 was adjusted EBITDA. EBITDA is widely recognized as a primary valuation and comparison metric used in the industry and, for this reason, was selected as the most suitable metric for 2017. EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization.

Adjustments to EBITDA under the AICP for 2017 reflected one-time, unanticipated financial events incurred following approval of the 2017 budget. For 2017, specific adjustments included expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, asset impairment charges, Canadian entity consolidation and transaction related costs. In the aggregate, these adjustments to EBITDA totaled $5.3 million. All adjustments to EBITDA for AICP purposes were reviewed and approved by the Compensation Committee. Adjusted EBITDA is a non-GAAP financial measure.

In 2017, the following performance results under the AICP were achieved:

•	Consolidated adjusted EBITDA of $66.3 million versus a budget of $61.9 million (107% of budget);

•	Adjusted EBITDA for our Canadian division of 115% of budget;

•	Adjusted EBITDA for our Australian division of 110% of budget; and

•	Improvements in total recordable incident rate (“TRIR”) safety performance of 25% and 30% in Canada and Australia, respectively, against a targeted TRIR improvement objective of 10% in each region for 2017.

Based on these results, the following AICP payouts were approved by the Compensation Committee. These payouts are stated in U.S. dollars. Mr. McCann’s bonus, which is paid out in Australian dollars, has been converted to U.S. dollars below at an exchange rate of $0.7669 U.S. dollar per Australian dollar, the average exchange rate for 2017. Mr. Schoening’s bonus, which is paid out in Canadian dollars, has been converted to

U.S. dollars below at an exchange rate of $0.7712 U.S. dollar per Canadian dollar, the average exchange rate for 2017.

Name	Position (in 2017)	Business Performance		Total AICP Payout
		Financial	Safety	$	% of Target
Bradley J. Dodson	President and Chief Executive Officer	$621,644	$230,000	$851,644	148%

Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer	$270,397	$100,043	$370,440	148%

Peter L. McCann	Senior Vice President, Australia	$249,321	$87,397	$336,718	154%

Allan D. Schoening	Senior Vice President, Corporate Affairs	$147,982	$54,751	$202,733	148%

2017 Long-Term Incentive Awards. For 2017, Civeo incorporated a combination of performance share awards, restricted stock awards, restricted share units, phantom units and deferred share awards as long-term incentives to its named executive officers and other key employees. The type and value of award made to individuals in this group took into consideration the following factors:

•	Corporate, business unit and individual performance;

•	Competitive market practice;

•	Executive retention;

•	Impact of awards and quantum of awards on dilution and liquidity; and

•	Tax considerations in the U.S., Canada and Australia.

LTIP awards approved by the Compensation Committee were made at levels generally consistent with past practice.

Name	Position (in 2017)	LTIP Award (#)						Valuation
		Restricted Stock Awards	Restricted Share Units	Phantom Units	Deferred Share Awards	Performance Share Units	Grant Date Fair Value Per Share ($)
Bradley J. Dodson	President and Chief Executive Officer	181,336	—	60,445	—	241,782	$3.27	$1,581,251

Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer	96,330	—	32,110	—	128,441	$3.27	$840,001

Peter L. McCann	Senior Vice President, Australia	—	—	15,417	46,251	61,667	$3.27	$403,305

Allan D. Schoening	Senior Vice President, Corporate Affairs	—	47,139	15,713	—	62,851	$3.27	$411,049

All LTIP awards, other than performance share awards, vest ratably over a 3-year period.

Chief Executive Officer Compensation

During 2017, Mr. Dodson demonstrated continued strong leadership through challenging business and industry conditions. Under his leadership, free cash flow remained positive, corporate debt was further reduced, our revolving credit facility was further amended to allow continued flexibility, operational execution remained strong and our corporate development activities accelerated in pursuit of new growth opportunities. In evaluating Mr. Dodson’s 2017 performance, the Compensation Committee considered the following achievements:

•	The planned acquisition of Noralta Lodge, a premier workforce accommodations provider in the Canadian Oil Sands (subject to regulatory and shareholder approval);

•	Consolidated adjusted EBITDA exceeded budget by 7% ($66.3 million versus $61.9 million);

Free cash flow (a non-GAAP measure that we define as cash flow from operations less capital expenditures) exceeded budget by 22%;

•	Continued strong asset utilization was achieved through oil sands turnaround contract periods;

•	Corporate debt was reduced from $357 million to $297 million, representing a 17% reduction; and

•	Significant improvements in safety performance in our Canadian and Australian operations, with total recordable incident rates declining by 25% and 30% respectively, in relation to prior year end figures.

2017 Compensation. Mr. Dodson’s total cash compensation increased year-over-year in 2017 due to higher variable and at-risk pay adjustments, as well as a salary adjustment in 2016 to increase Mr. Dodson’s salary to $575,000, but remained between the 25th and 50th percentile of other CEO’s in our peer group. For 2017, Mr. Dodson’s annual base salary remained unchanged at $575,000.

For 2017, the Compensation Committee approved an AICP payment of $851,644 for Mr. Dodson. Mr. Dodson’s bonus reflected over-target performance under both financial and safety metrics, as discussed above. This payment was approved at the Compensation Committee’s meeting on February 20, 2018 in conjunction with approval of Civeo’s 2017 audited year-end financial results.

In 2017, Mr. Dodson was granted a long-term incentive award comprised of performance shares, restricted share units and phantom units. Performance share awards comprised 50% of the total grant date value of $1,581,251 made to Mr. Dodson. Performance share awards granted Mr. Dodson vest on the third anniversary of date of grant and are subject to specific performance criteria more fully described above. Time vested awards granted to Mr. Dodson vest equally over three years from the date of grant.

The following graph describes the composition of Mr. Dodson’s compensation for 2017.

Executive and Change of Control Agreements

Civeo maintains Executive Agreements with Messrs. Dodson, Steininger and McCann and a Change of Control Agreement with Mr. Schoening. These agreements are not considered long-term employment agreements and as such, U.S. executives are employed “at will” by Civeo. The agreements for Messrs. Dodson, Steininger and McCann provide protection in the event of a qualified termination, which is defined as an (i) involuntary termination of the executive officer by Civeo other than for “Cause” or (ii) a voluntary termination by the executive for “Good Reason” during a specified period of time after a corporate “Change of Control” (as defined in each Executive Agreement) of Civeo. Mr. Schoening’s Change of Control Agreement provides protection only following a termination other than for “Cause” during a specified period of time following a Change of Control. The triggering events were selected due to the executive not having complete control in either of these circumstances. Executives exercise control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

The Change of Control provisions under both types of agreements are intended to encourage continued employment by Civeo of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single-trigger” arrangements that pay out immediately upon a change of control, Civeo’s agreements require a “double-trigger” (i.e., a change of control along with a qualifying loss of employment). Where a qualified termination occurs during the protection period following a Change of Control, the agreements provide for a lump-sum payment to the executive officer based on his base salary and target annual incentive amount in place on the date of termination. Under the terms of their Executive Agreements, Messrs. Dodson, Steininger and McCann are each entitled to receive a lump-sum payment equal to two times their base salary and target annual incentive amount if a qualified termination occurs during the protection period following a Change of Control. Where a qualified termination occurs beyond the protection period following a Change of Control, Messrs. Dodson, Steininger and McCann will be entitled to receive a lump-sum payment equal to one year’s base salary and target annual bonus amount as well as other benefits described below. Under the terms of his Change of Control Agreement, Mr. Schoening is entitled to receive a lump-sum payment equal to 1.75 times his base salary and target annual incentive amount if a qualified termination occurs during the 18-month period following a Change of Control.

In addition, the agreements provide that all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units and options will vest immediately, that all restrictions on such awards will lapse upon a Change of Control and a qualified termination and that outstanding options will remain exercisable for a period of 90 days. The executive officer will also be entitled to (A) in the case of Messrs. Dodson, Steininger, and Schoening, health benefits until the earlier of (i) 36 months (in the case of Mr. Dodson, 24 months (in the case of Mr. Steininger) or 12 months (in the case of Mr. Schoening)) and (ii) the date the executive began receiving comparable benefits from a subsequent employer, (B) in the case of Messrs. Dodson, Steininger, and Schoening, vesting of all employer contributions to our 401(k) plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. The executive agreement entered into with Mr. Dodson while employed by Oil States International Inc. entitled him to be made whole for any excise taxes incurred with respect to severance payments that were in excess of the limits set forth under the Internal Revenue Code. No excise tax gross-up protection is available to Mr. Steininger, Mr. McCann or Mr. Schoening. See “Potential Payments Under Termination or Change of Control” in this proxy statement for additional disclosures of severance and Change of Control payments for named executive officers.

Civeo’s Executive Agreements have a term of three years, Mr. Schoening’s Change of Control Agreement has a term of two years and each of the agreements are extended automatically for one additional day on a daily basis, unless notice of non-extension is served by the board of directors. Where notice is served, the agreement will terminate on the third anniversary of the date notice was given. To receive benefits under the Executive Agreement or Change of Control Agreement, the executive officer is required to execute a release of all claims against Civeo.

For additional information on non-change of control severance payments available under the Executive Agreements as well as additional information on these benefits, see the section entitled “Potential Payments Upon Termination or Change of Control” below.

Dual Employment Contracts. Messrs. Dodson, Steininger and Schoening are all parties to dual employment contracts with Canadian and U.S. legal entities of Civeo. These contracts are in place to permit each such executive to execute contracts and other legal agreements on behalf of entities in either jurisdiction and to work and perform cross-border services on an uninterrupted basis. The terms of these contracts allocate a portion of each such executive’s time to services performed in the United States and Canada and in the case of Messrs. Dodson and Steininger, provide for tax equalization payments intended to put the executive in the same position as if his or her employment income were all earned in the State of Texas.

Accounting and Tax Considerations. Under Section 162(m) of the Code, a limitation exists on tax deductions of any publicly-held corporation for individual compensation to certain “covered employees” of such corporation exceeding $1,000,000 in any taxable year. We had previously structured certain elements of our executive compensation program such that performance shares and awards under our AICP could qualify as “performance-based” for purposes of satisfying the conditions of an exemption to this limit on tax deductions previously available under Section 162(m) of the Code.

However, we reserved the right to use our judgment to authorize compensation payments that did not comply with this exemption in Section 162(m) when we believed that such payments were appropriate and in the best interest of our shareholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to those arrangements.

All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718—Stock Compensation.

Response to Say-on-Pay Vote. At our 2017 annual meeting, we obtained a 99.2% approval by our shareholders casting votes on our Say on Pay proposal. Our Compensation Committee considered that approval level in making its compensation-related decisions in 2017, but did not make any specific changes to its compensation program as a result of such vote.

2018 Executive Compensation

At its January 25, 2018 meeting, the Compensation Committee approved the promotion of Mr. Steininger to Executive Vice President, Chief Financial Officer and Treasurer, effective March 1, 2018. Accompanying this promotion, the Compensation Committee approved an increase in Mr. Steininger’s base salary to $450,000 per annum, an increase in his target bonus to 70% of base salary and a special promotional equity award valued at $562,500 that vests in full two years following date of grant. At its February 20, 2018 meeting, the Compensation Committee approved an increase in Mr. Dodson’s base salary to $600,000 per annum and an increase in Mr. Schoening’s base salary to CAD $400,000 with an effective date for both of March 1, 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Civeo’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Martin A. Lambert, Chairperson

C. Ronald Blankenship

Constance B. Moore

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid in respect of specified periods to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total
Bradley J. Dodson(2)	2017	$575,000		$1,581,251		$851,644	$38,638	$3,046,533
President and Chief Executive Officer	2016	520,192	—	1,000,001	—	93,635	126,973	$1,740,801
	2015	520,192	—	1,150,002	—	462,752	63,448	2,196,394

Frank C. Steininger	2017	$416,846		$840,001		$370,440	$31,971	$1,659,258
Executive Vice President,	2016	400,000	—	700,000	—	48,000	40,107	$1,188,107
Chief Financial Officer	2015	400,000	—	700,001	—	237,221	23,025	1,360,247
and Treasurer

Peter L. McCann(3)	2017	$322,098		$403,305		$336,718	$23,206	$1,085,327
Senior Vice President,	2016	312,438	—	417,480	—	160,369	24,248	914,535
Australia	2015	315,966	—	476,693	—	295,789	14,343	1,102,791

Allan D. Schoening(4)	2017	$273,757		$411,049		$202,733	$58,242	$945,781
Senior Vice President,	2016	245,408	—	375,000	—	50,000	60,394	730,802
Corporate Affairs	2015	253,847	—	375,003	—	125,454	156,392	910,696

(1)	This column represents the dollar amounts, for years shown, of the aggregate grant date fair value of performance share, restricted stock award, restricted share unit, deferred share, and phantom unit awards, as applicable, granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that Civeo expects to expense in its financial statements over the award’s vesting schedule and, for performance share awards, is based upon the probable outcome of the applicable performance conditions. If the maximum performance level were achieved for the performance shares included in this column, the following amounts would have been included for Messrs. Dodson, Steininger, McCann and Schoening, respectively, $2,514,533, $1,335,786, $641,337 and $653,650. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Civeo’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. See Note 16 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for additional detail regarding assumptions underlying the value of these awards.
(2)	The annual salary reported for Mr. Dodson was adjusted down to $500,000 during 2015 and increased back to $575,000 during 2016.
(3)	Compensation reported for Mr. McCann, other than share awards, was made in Australian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Australian dollar average exchange rate for 2017, 2016, and 2015 was $0.7669, $0.7439, and $0.7523 respectively.
(4)	Compensation reported for Mr. Schoening, other than share awards, was made in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Canadian dollar average exchange rate for 2017, 2016 and 2015 was $0.7712, $0.7551 and $0.7566 respectively.
(5)	Amounts for “Non-Equity Incentive Plan Compensation” paid to each of the named executive officers were made pursuant to Civeo’s AICP and were paid in 2016, 2017 and 2018, respectively. For a description of Civeo’s plan, see “Compensation Discussion and Analysis—Compensation Program Components—Short-Term Incentive Plan.”
(6)	The amounts shown in the “All Other Compensation” column reflect the following for each Named Executive Officer:

Name and Principal Position	Year	Retirement Plan Match ($)(a)	Non-Registered Savings Plan Match ($)(a)	Dividends ($)(b)	Other ($)(c)	Total
Bradley J. Dodson	2017	$13,500	—	—	$25,138	$38,638
Frank C. Steininger	2017	$13,500	—	—	$18,471	$31,971
Peter L. McCann	2017	$15,209	—	—	$7,997	$23,206
Allan D. Schoening	2017	$10,114	$6,080	—	$42,048	$58,242

(a)	Represents the matching contributions allocated by Civeo, as applicable, to Messrs. Dodson, Steininger and Schoening pursuant to the 401(k) Retirement Plan and Canadian Retirement Plan, as more fully described in “Compensation Discussion and Analysis Compensation Program Components—Retirement Plans” and “—Deferred Compensation Plan,” included herein. For Mr. McCann, represents a contribution to his Australian Superannuation fund as required by Australian law. For Mr. Schoening such amount also reflects additional contributions made to our Canadian Non-Registered Savings Plan in excess of contribution limits applicable to the Canadian Retirement Plan under the Canadian Tax Act.
(b)	No dividends were paid in 2017 on any long-term incentive awards.
(c)	The amounts shown in the “Other” column for Mr. Dodson include $1,200 in imputed income attributable to term life insurance benefits and $23,938 in Canadian taxes paid by Civeo in relation to his Dual Employment contract. The amounts in the “Other” column for Mr. Steininger include $17,472 in Canadian taxes paid by Civeo on his behalf in relation to his Dual Employment contract and $999 in imputed income attributable to term life insurance benefits. The amounts in “Other” for Mr. McCann and Mr. Schoening are attributable payments made under the Company’s Free Cash Flow Incentive Plan.

GRANTS OF PLAN BASED AWARDS FOR 2017

The following table provides information about equity and non-equity awards granted to our named executive officers in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley J. Dodson	AICP		0	575,000	1,150,000
	Restricted Stock	2/21/2017							181,336	$592,969
	Phantom Units	2/21/2017							60,445	$197,655
	Performance Shares	2/21/2017				60,446	241,782	483,564		$1,257,266
Frank C. Steininger	AICP		0	252,000	504,000
	Restricted Stock	2/21/2017							96,330	$314,999
	Phantom Units	2/21/2017							32,110	$105,000
	Performance Shares	2/21/2017				32,110	128,441	256,882		$667,893
Peter L. McCann(5)	AICP		0	209,364	418,728
	Deferred Shares	2/21/2017							46,251	$151,241
	Phantom Units	2/21/2017							15,417	$50,414
	Performance Shares	2/21/2017				15,417	61,667	123,334		$320,668
Allan D. Schoening(6)	AICP		0	138,816	277,632
	Restricted Stock Units	2/21/2017							47,139	$154,145
	Phantom Units	2/21/2017							15,713	$51,382
	Performance Shares	2/21/2017				15,713	62,851	125,702		$326,825

(1)	The amounts shown in the columns “Threshold”, “Target” and “Maximum” reflect the threshold, target and overachievement levels of bonus payable under the AICP (see discussion in “Compensation Discussion and Analysis—Compensation Program Components—Short-Term Incentive Plan”), which is based on an executive’s base salary paid during the year multiplied by the executive’s applicable bonus percentage for that level. The base salary used in this table is the base salary in effect as of December 31, 2017; however, actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. Performance results at or below the threshold level percentage of performance targets established under the AICP will result in no payments being made under the AICP.
(2)	The amounts shown in the “Threshold”, “Target” and “Maximum” columns reflect the potential number of shares that may be earned under 2017 grants under our Performance Share Awards Program based on our relative TSR over the applicable three-year performance period (see discussion in “Compensation Discussion and Analysis- Compensation Program Components-Performance Share Award Program”). Earned shares will vest in full on the third anniversary of the grant date.

(3)	The following tables summarizes the awards included in the “All Other Stock Awards” column:

Type of Award	Vesting Details	Bradley J. Dodson	Frank C. Steininger	Peter L. McCann	Allan D. Schoening
Restricted Stock Awards	Vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date	181,336	96,330	—	—
Phantom Unit Awards	Vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date	60,445	32,110	15,417	15,713
Deferred Share Awards	Vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date	—	—	46,251	—
Restricted Stock Unit	Vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date	—	—	—	47,139

(4)	This column shows the full grant date fair value of performance share awards (at target performance, which was the probable outcome of the performance conditions as of the grant date), restricted stock awards, restricted share units, phantom unit awards and deferred share awards computed under FASB ASC Topic 718—Stock Compensation and granted to the named executive officers during 2017. Generally, the full grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. For purposes of the performance share awards, the per share fair value of the awards of $5.20 was calculated using a Monte Carlo simulation pricing model. See Note 16 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for additional detail regarding assumptions underlying the value of these awards.
(5)	Mr. McCann’s AICP award amounts were paid in Australian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2017 of $0.7669 U.S. dollar per Australian dollar.
(6)	Mr. Schoening’s AICP award amounts were paid in Canadian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2017 of $0.7712 U.S. dollar per Canadian dollar.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

The following table provides information on the holdings of options and share awards by our named executive officers as of December 31, 2017. The market value of the share awards is based on the closing market price of Civeo’s common shares as of December 29, 2017, which was $2.73.

	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)
Bradley J. Dodson	13,777	(1)	0	(1)	$16.43	2/17/2021
	22,961	(2)	0	(2)	$18.43	2/16/2022
	18,369	(3)	0	(3)	$17.48	2/19/2023
	13,777	(4)	4,592	(4)	$21.87	2/19/2024
							6,314	(5)	$17,237
							6,577	(6)	$17,955
							79,640	(7)	$217,417
							79,640	(8)	$217,417
							185,186	(11)	$505,558
							185,186	(12)	$505,558
										555,556	(13)	$1,516,668
							181,336	(14)	$495,047
							60,445	(15)	$165,015
										241,782	(16)	$660,065

Frank C. Steininger							8,673	(6)	$23,677
							48,476	(7)	$132,339
							48,477	(8)	$132,342
							129,629	(11)	$353,887
							129,630	(12)	$353,890
										388,889	(13)	$1,061,667
							96,330	(14)	$262,981
							32,110	(15)	$87,660
										128,441	(16)	$350,644

Peter L. McCann							8,036	(5)	$21,938
							66,024	(7)	$180,246
							154,623	(10)	$422,121
										231,933	(13)	$633,177
							46,251	(14)	$126,265
							15,417	(15)	$42,088
										61,667	(16)	$168,351

Allan D. Schoening							34,627	(9)	$94,532
							138,890	(12)	$379,170
										208,333	(13)	$568,749
							47,139	(14)	$128,689
							15,713	(15)	$42,896
										62,851	(16)	$171,583

(1)	Option award of February 17, 2011 that was fully vested at December 31, 2017.
(2)	Option award of February 16, 2012 that was fully vested at December 31, 2017.

(3)	Option award of February 19, 2013 that was fully vested at December 31, 2017.
(4)	Option award of February 19, 2014 that vested at the rate of 25% per year, and became fully vested on February 19, 2018.
(5)	Restricted or deferred share award of February 19, 2014 that vested at the rate of 25% per year, and became fully vested on February 19, 2018.
(6)	Restricted share award of May 30, 2014 that vests at the rate of 25% per year, with vesting dates of May 30, 2015, May 30, 2016, May 30, 2017 and May 30, 2018.
(7)	Restricted share award or deferred share award of February 11, 2015 that vests at the rate of 25% per year, with vesting dates of February 11, 2016, February 11, 2017, February 11, 2018 and February 11, 2019.
(8)	Phantom share units award of February 11, 2015 that vests at the rate of 25% per year, with vesting dates of February 11, 2016, February 11, 2017, February 11, 2018, and February 11, 2019.
(9)	Phantom share units award of February 11, 2015 that vests at the rate of 33.33% per year, with vesting dates of February 11, 2016, February 11, 2017, and February 11, 2018.
(10)	Deferred share award of February 23, 2016 that vests at the rate of 33.33% per year, with vesting dates of February 23, 2017, February 23, 2018, and February 23, 2019.
(11)	Restricted share unit award of February 23, 2016 that vests at the rate of 33.33% per year, with vesting dates of February 23, 2017, February 23, 2018, and February 23, 2019.
(12)	Phantom share units award of February 23, 2016 that vests at the rate of 33.33% per year, with vesting dates of February 23, 2017, February 23, 2018, and February 23, 2019.
(13)	Performance share award of February 23, 2016 that vests on February 23, 2019, which is reported assuming target level achievement of the relative TSR performance metric.
(14)	Restricted share award or deferred share award of February 21, 2017 that vests at the rate of 33.33% per year, with vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020.
(15)	Phantom share units award of February 21, 2017 that vests at the rate of 33.33% per year, with vesting dates of February 21, 2018, February 21, 2019, and February 21, 2020.
(16)	Performance share award of February 21, 2017 that vests on February 21, 2020, which is reported assuming target level achievement of the relative TSR performance metric.

OPTIONS EXERCISED AND SHARES VESTED

The following table provides information for our named executive officers for the period from January 1, 2017 to December 31, 2017 regarding the number of our common shares acquired upon the vesting of share awards and the value realized, each before payment of any applicable withholding tax. Reported values for the stock awards were calculated based on the number of share awards vesting multiplied by closing share price on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Pre-tax Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Bradley J. Dodson	—	—	59,026	$180,401
Frank C. Steininger	—	—	162,541	$517,172
Peter L. McCann	—	—	47,937	$152,919
Allan D. Schoening	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

Civeo maintains a non-qualified style of plan in Canada in which Mr. Schoening is a participant. Civeo previously maintained a non-qualified Deferred Compensation Plan that permitted our directors and eligible U.S. employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from Civeo until the termination of their status as a director or employee or a change of control. This plan was terminated in 2016, and account balances were distributed in 2017 and 2018. Civeo no longer maintains a Deferred Compensation Plan in the United States.

The investment alternatives available under the Canadian non-qualified deferred compensation plan during 2017 were the same mutual funds available to all employees under Civeo’s Group RRSP/DPSP Retirement Plan. The investment alternatives available to executives and directors under the Deferred Compensation Plan during 2017 were the same mutual funds available to all employees under Civeo’s 401(k) Retirement Plan. Selection of these funds are at the discretion of the executive. Payout terms, withdrawals and other distributions are made at the discretion of the executive subject to corresponding plan terms and conditions.

Detailed below is 2017 activity in the Deferred Compensation Plan for Mr. Dodson and the Canadian non-qualified Deferred Compensation Plan for Mr. Schoening. Messrs. McCann and Steininger did not participate in either of these plans.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Bradley J. Dodson(4)	$0	$0	$175,365	$915,967	$291,691
Allan D. Schoening	$9,403	$6,080	$5,863	—	$57,966

(1)	All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2017.
(2)	The $6,080 reported for Mr. Schoening in this column is also included in the “All Other Compensation” column of the Summary Compensation Table for 2017.
(3)	This column represents net unrealized appreciation, loss, dividends and distributions for Mr. Schoening and Mr. Dodson for mutual fund investments for 2017 associated with investments held in the Deferred Compensation Plan.
(4)	Mr. Dodson received the final distribution in January 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation that would be payable to Messrs. Dodson, Steininger and McCann in the event of a qualified termination, which is defined as (i) an involuntary termination of the executive officer by Civeo other than for “Cause” or (ii) either an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a “Change of Control” of Civeo. The table below also reflects the amount of compensation that would be payable to Mr. Schoening in the event of a qualified termination during a specified period time after a “Change of Control” (as defined in his Change of Control Agreement) of Civeo. Mr. Schoening’s Change of Control Agreement does not provide for any severance benefits on a termination prior to a Change of Control. The scope and terms of compensation due to each named executive officer upon non-change of control voluntary terminations, early retirement, retirement, for “Cause” termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such qualified termination was effective as of December 31, 2017 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from Civeo. For a discussion of the terms of the Executive and Change of Control Agreements, see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.”

For purposes of the Executive Agreements, “Cause” generally includes conviction of or guilty plea to a felony, dishonesty or breach of trust, commission of any act of theft, embezzlement or fraud regardless of criminal conviction, continued failure to devote substantially all of the executive’s business time to our affairs or unauthorized disclosure of our confidential information. “Good Reason” includes material reduction in the executive’s authorities, duties or responsibilities, material reduction in the executive’s compensation and benefits, failure of a successor to assume the agreement or a relocation of executive’s principal place of employment more than 50 miles from its previous location.

“Change of Control” includes (i) any person acquiring beneficial ownership of 35% or more of the combined voting power of our capital stock, (ii) turnover of a majority of the board of directors unless such turnover is approved by incumbent directors, (iii) any merger unless our shareholders own at least 50% of the combined voting power of the surviving parent company’s capital stock following the merger, (iv) shareholder approval of a complete liquidation or (v) sale of all or substantially all of our assets.

Equity Awards

Civeo’s option agreements provide that, in the event of an employee’s disability, retirement or death, outstanding unvested options will become fully vested and will be exercisable for a period of one year following the employee’s date of termination due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), retirement (on or after attainment of age 65 or, with the Civeo Compensation Committee’s express written consent, on or after the age of 55) or death. Civeo restricted share unit, restricted stock award, phantom unit, and deferred share agreements provide that awards would become fully vested on (i) the date a Change of Control occurs or (ii) the termination of an employee’s employment due to his death or a disability that entitles the employee to receive benefits under a long term disability plan of Civeo. All outstanding awards would fully vest following a Change of Control where such awards are not assumed or converted following Change of Control. Civeo’s performance share awards granted beginning in 2016 provide that in the event a Change of Control occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of Change of Control is the last day of the performance period. In determining payout percentage, the performance metric to be applied will be absolute rank which is attained through the date of Change of Control. Payout of performance awards will be made following the completion of the performance period subject to the executive’s continued employment through the end of the performance period. Should, however, the executive’s employment be terminated (1) by Civeo without Cause (as defined above) or by the executive for Good Reason (as defined above) or (2) as a result of the executive’s death or disability, in either case following a Change of Control (as defined above) and prior to the payout of performance share awards, the executive is entitled to payout of the performance share awards under the terms provided within the performance share award program.

Quantification of Payments

Shown in the table below are potential payments upon the assumed (A) involuntary not for Cause termination of Messrs. Dodson, Steininger or McCann by Civeo on December 31, 2017, other than during the 24-month period following a Change of Control, (B) involuntary not for Cause termination or termination by the named executive officer for “Good Reason,” in either case, during the 24-month period (for Mr. Dodson) or (18-month period in the case of Messrs. Steininger, McCann or Schoening) following a Change of Control of Civeo, occurring as of December 31, 2017, or (C) termination as a result of death, disability, or qualifying retirement on December 31, 2017. None of Mr. Dodson’s potential payments as of December 31, 2017 would trigger a gross-up payment for excise taxes that would be reimbursed under his Executive Agreement.

	Bradley J. Dodson				Frank C. Steininger
	A	B		C	A	B	C
Benefits and Payments due on Separation
Compensation
Cash Severance	$1,150,000	$2,300,000		—	$672,000	$1,344,000	—
Stock Options(1)	—	—		—	—	—	—
Stock Awards(1)	$4,317,937	$4,317,937		$4,317,937	$1,253,572	$2,759,087	$2,759,087
Benefits & Perquisites
Health & Welfare Benefits(2)	$34,075	$51,113		—	—	—	—
Outplacement Assistance(3)	—	$86,250		—	—	$63,000	—
Tax Gross-Up	—	—		—	—	—	—

	Allan D. Schoening				Peter L. McCann
	A	B		C	A	B	C
Compensation
Cash Severance	—	$728,784	(5)	—	$531,462	$1,062,924	—
Stock Options(1)	—	—		—	—	—	—
Stock Awards(1)	—	$1,385,619		$1,385,619	$379,238	$1,594,186	$1,594,186
Benefits & Perquisites
Health & Welfare Benefits(2)	—	$2,452		—	—	—	—
Outplacement Assistance(3)	—	$41,645		—	—	$48,315	—
Tax Gross-Up	—	—		—	—	—	—

(1)

Reflects the value of unvested options, restricted stock awards and deferred share awards as of December 29, 2017 that would be accelerated as a result of the separation event based on Civeo’s share price of $2.73, which was the closing market price of Civeo’s common shares on December 29, 2017. For performance shares, the payout is assumed at target level. Due to the exercise price for the unvested options that would become vested and exercisable on a Change of Control and the price of Civeo’s common shares as of December 29, 2017, the aggregate value of such stock options would be zero. In addition, the amounts reported in the “Stock Awards” row would be realized by the named executive officers in the event of the occurrence of a Change of Control (without the occurrence of a qualified termination if the awards are not assumed by the successor in the change of control transaction) or upon the named executive officer’s death or disability, in each case, occurring on December 29, 2017. The treatment of Performance Share Awards during a Change of Control is described more fully under “Compensation Program Components—Performance Share Award Program”.
(2)	Reflects the estimated lump-sum present value of all future premiums which would be paid on behalf of the named executive officer under Civeo’s health and welfare benefit plans for the applicable continuation period specified in both Executive and Change of Control Agreements.
(3)	Reflects the maximum amount of outplacement assistance that would be provided for the named executive officer pursuant to the Executive Agreement.
(4)	Cash severance amounts for Mr. McCann would be made in Australian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2017 of $0.7669.
(5)	Cash severance amounts for Mr. Schoening would be made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2017 of $0.7712.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation for their services on the board of directors. Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Accordingly, Mr. Dodson, a director of Civeo and Civeo’s President and Chief Executive Officer, does not receive director compensation. Directors who are not employees receive an annual retainer of $50,000 and fees of $2,000 for attendance at each board of directors or committee meeting. The non-employee director who serves as the Chairman of the Board receives an additional annual retainer of $75,000, which is paid quarterly 50% in cash and 50% in fully vested common shares, and each non-employee director who serves as the chairman of the Compensation Committee, the Nominating & Corporate Governance Committee or the Finance & Investment Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $17,500. Members of the Nominating & Corporate Governance Committee, the Compensation Committee and the Finance & Investment Committee, other than the Committee chairman, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee chairman, receive an additional annual retainer of $10,000. All committee retainers are paid in cash. Newly elected non-employee directors receive restricted stock awards valued at $125,000 after their initial election. In addition, non-employee directors who have served for not less than 6 months receive additional restricted stock awards valued at $125,000 at each annual shareholders’ meeting after which they continue to serve. The non-employee directors’ restricted stock awards are valued on the award date based on the closing share price and vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant.

Non-employee directors are also subject to Civeo’s share ownership and holding period guidelines pursuant to which they are expected to retain shares from restricted stock awards remaining, after payment of applicable taxes, valued at five times the annual retainer amount, or $250,000, until retirement or until leaving the board of directors. Once the ownership guideline is established for a director and communicated, the director has five years to attain the targeted level of ownership. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.

The table below summarizes the compensation paid by Civeo to non-employee directors for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Richard A. Navarre	$131,322	$148,903	$280,225
C. Ronald Blankenship	$131,410	$125,000	$256,410
Martin A. Lambert	$119,000	$125,000	$244,000
Constance B. Moore	$119,808	$125,000	$244,808
Douglas E. Swanson(2)	$51,198	$13,602	$64,800
Charles Szalkowski	$116,000	$125,000	$241,000
Timothy Wall	$75,013	$125,000	$200,013

(1)	The amounts in the “Share Awards” column reflect the aggregate grant date fair value of restricted stock awards granted in 2017 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see Note 16 to the notes to consolidated financial statements included in Item 8 of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Navarre’s share award total includes $23,903 of Civeo common shares as part of his fees as Chairman of the Board since May 11, 2017, which vested on the grant date.
(2)	Mr. Swanson retired from the board of directors on May 11, 2017.

As of December 31, 2017, the aggregate number of unvested restricted stock awards and the aggregate number of shares outstanding underlying option awards held by non-employee directors are as follows:

Name	Share Awards	Option Awards
Richard A. Navarre	48,638	—
C. Ronald Blankenship	48,638	—
Martin A. Lambert	48,638	—
Constance B. Moore	48,638	—
Douglas E. Swanson	—	—
Charles Szalkowski	48,638	—
Timothy Wall(1)	47,529	—

(1)	Mr. Wall’s annual award was granted upon his appointment to the board of directors on March 21, 2017.

PAY RATIO DISCLOSURE

The 2017 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than Bradley J. Dodson, was $75,506. Mr. Dodson’s 2017 annual total compensation was $3,046,533 and the ratio of these two amounts was 40:1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median compensated employee using base salary or wages and overtime paid during fiscal 2017, which we annualized for any permanent employee who did not work for the entire year. The Company did not rely on any exclusions permitted by the SEC’s rules or regulations nor did it employ any permitted sampling or adjustment methodologies.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

There were no transactions or relationships required to be disclosed under Item 404(a) of Regulation S-K during the past fiscal year.

Our board of directors has adopted procedures for approving related-party transactions. We review relationships and transactions in which we are a participant to determine whether our directors and executive officers or their immediate family members and our 5% beneficial owners have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and 5% beneficial owners with respect to related party transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under the rules of the SEC, any related party transaction will be disclosed in filings we make with the SEC when required, including disclosure in our proxy statements.

Our Code of Conduct prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Nominating & Corporate Governance Committee of our board of directors or by our full board of directors. Our prohibition on conflicts of interest under the Code of Conduct extends to related-party transactions. Under the Code of Conduct, conflicts of interest occur when private, commercial or financial interests prevent a director or employee from fulfilling his or her duties to Civeo.

We have multiple internal processes for reporting conflicts of interests, including related-party transactions. For example, under the Code of Conduct, all employees are required to report any conflict of interest to their supervisors. Any transaction involving related parties must be reported in writing by our division executives as part of their quarterly representation letters. This information will then be reviewed by disinterested members of our Nominating & Corporate Governance Committee, our board of directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors will generally be considered:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in Civeo’s best interest;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all material related-party transactions must be approved or ratified by the Nominating & Corporate Governance Committee of our board of directors. Any member of the Nominating & Corporate Governance Committee who is a related party with respect to a transaction would be recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct.

We also have other policies and procedures to prevent conflicts of interest, including related-party transactions. For example, the charter of our Nominating & Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as further described above under “Management—Director Independence.”

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Code of Conduct:

•	None of Civeo’s funds, assets or services will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by our board of directors.

•	Any contributions by Civeo to support or oppose public referenda or similar ballot issues are only permitted with advance approval of our board of directors.

•	Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Civeo-sponsored-and-approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by Civeo as a business expense. To the extent permitted by law, Civeo’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the board of directors prior to their implementation.

Noralta Acquisition

On April 2, 2018, we completed our previously announced acquisition (the “Acquisition”) of Noralta Lodge Ltd. (“Noralta”). In the Acquisition, we acquired all outstanding shares of Noralta in exchange for (i) C$207,706,429 in cash, subject to customary post-closing adjustments for working capital, indebtedness and transaction expenses, of which C$43,459,749 will be held in escrow by Alliance Trust Company (the “Escrow Agent”) to support the sellers’ indemnification obligations and certain obligations of the sellers to compensate us for certain increases employee compensation costs that may be incurred by Noralta as a result of the recent union certification of certain classes of Noralta employees, (ii) 32,790,868 common shares of Civeo, of which 13,491,100 shares will be held in escrow by the Escrow Agent and released based on certain conditions related to Noralta customer contracts remaining in place and 2,340,824 shares will be held in escrow by the Escrow Agent and released based on Noralta employee compensation cost increases described above, and (iii) 9,679 shares of non-voting Class A Series 1 preferred shares of Civeo with an initial liquidation preference of $96,790,000, of which 692 shares will be held in escrow by the Escrow Agent and released based on Noralta employee compensation cost increases described above.

Holders of the preferred shares will be entitled to receive a 2% annual dividend on the liquidation preference, paid quarterly in cash or, at our option, by increasing the preferred shares’ liquidation preference. The preferred shares are convertible into common shares at a conversion price of $3.30 per preferred share, subject to customary anti-dilution adjustments (the “Conversion Price”). We have the right to elect to convert the preferred shares into common shares if the 15-day volume weighted average price of the common shares is equal to or exceeds the Conversion Price. Holders of the preferred shares have the right to convert the preferred shares into common shares at any time after two years from the date of issuance, and the preferred shares mandatorily convert after five years from the date of issuance. The preferred shares also convert automatically into common shares upon a change of control of Civeo. We may redeem any or all of the preferred shares for cash at the liquidation preference, plus accrued and unpaid dividends. The preferred shares do not have voting rights, except as statutorily required.

In connection with closing of the Acquisition, we entered into the registration rights, lock-up and standstill agreement, dated April 2, 2018 (the “Registration Rights Agreement”), with Torgerson Family Trust (“Torgerson

Trust”) and 989677 Alberta Ltd. (collectively, the “Restricted Shareholders”). Pursuant to the Registration Rights Agreement, for a period of 18 months following the closing, the Restricted Shareholders have agreed not to transfer any of their common shares without our prior written consent, with certain limited exceptions for permitted transfers. Following such 18-month period, the Restricted Shareholders will be permitted to transfer common shares under Rule 144 or an effective registration statement under the U.S. Securities Act of 1933 (the “Securities Act”), subject to a limitation restricting transfers during any 90-day period of more than 10% of the common shares (including common shares received upon conversion of the preferred shares) received by the Restricted Shareholders in the Acquisition. In addition, no Restricted Shareholder may transfer any common shares or preferred shares to any competitor of Civeo or any person, whether individually or as part of a group, that would then have the right to vote more than 10% of the common shares then outstanding, other than transfers in an underwritten public offering or in a market transaction pursuant to Rule 144. The Restricted Shareholders also agreed to be subject to customary standstill restrictions, including a restriction on additional purchases of common shares, and a restriction on voting common shares that limits the voting by such holders of common shares (including common shares held in escrow) in excess of 15% of the voting power of the outstanding common shares, which will be voted consistently with all other shareholders. The transfer, standstill and voting restrictions terminate at such time as the shares beneficially owned by the Restricted Shareholders no longer constitute at least 5% of our common shares then outstanding (calculated assuming conversion of all of the outstanding preferred shares) or upon a bankruptcy or change of control of Civeo.

The Registration Rights Agreement also provides that, as soon as practicable following the date that is 18 months after the date of the Registration Rights Agreement, but in no event more than 30 days thereafter, we will use our commercially reasonable efforts to prepare and file a shelf registration statement under the Securities Act covering the public offering of the registrable securities held by the Restricted Shareholders and cause such shelf registration statement to become effective within 150 days after filing. In addition, the Restricted Shareholders have customary “piggy-back” rights with respect to public offerings of common shares by Civeo. In the event the shelf registration statement does not become effective within the time period specified in the Registration Rights Agreement, the dividend rate of the preferred shares will be increased by (i) 0.25% per annum commencing on the first succeeding dividend date after such registration default and (ii) 0.25% per annum on each subsequent dividend date until such time as a shelf registration statement becomes effective (up to a maximum increase of 1.00% per annum). The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the Restricted Shareholders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

We agreed in the purchase agreement for the Acquisition to expand the size of our board of directors at closing to eight members and appoint to the board of directors as a Class I director Lance Torgerson, or with our prior written consent, following the review and approval of the proposed nominee by the Nominating & Corporate Governance Committee, an alternate nominee of the Torgerson Trust. The Torgerson Trust selected Ronald J. Gilbertson as an alternate nominee to be appointed to the board of directors and, following the review and approval of the proposed nominee by the Nominating & Corporate Governance Committee, the board of directors consented to his selection effective as of closing. In accordance with the purchase agreement, we have nominated Mr. Gilbertson for re-election to the board of directors at the annual meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Civeo’s officers, directors and persons who own more than 10% of Civeo’s outstanding common shares (collectively, “Section 16 Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Civeo’s common shares. Section 16 Reporting Persons are required by SEC regulations to furnish Civeo with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it, and written representations from certain Section 16 Reporting Persons that all Section 16(a) reports required to be filed for such persons had been filed, Civeo believes that during 2017 the Section 16 Reporting Persons complied with all Section 16(a) filing requirements applicable to them on a timely basis.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to Civeo with respect to the beneficial ownership of Civeo’s shares as of March 21, 2018 by:

•	each shareholder known by Civeo to own more than 5% of Civeo’s outstanding shares;

•	each of Civeo’s current directors;

•	each of Civeo’s named executive officers; and

•	all of Civeo’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Civeo that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 21, 2018 are considered outstanding. These shares, however, are not considered outstanding as of March 21, 2018 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Common Shares	Percentage(2)
Horizon Kinetics LLC(3)	31,424,570	23.3%
470 Park Avenue South, 4th Floor South New York, NY 10016
FMR LLC(4)	17,224,436	12.8%
245 Summer Street Boston, MA 02210
Renaissance Technologies LLC(5)	7,648,500	5.7%
800 Third Avenue New York, NY 10022
Richard A. Navarre	152,503	*
Bradley J. Dodson(6)	933,481	*
Frank C. Steininger	612,185	*
Peter McCann	81,914	*
Allan Schoening	8,171	*
C. Ronald Blankenship	142,831	*
Ronald J. Gilbertson	—	*
Martin A. Lambert	175,703	*
Constance B. Moore	154,146	*
Charles Szalkowski	143,326	*
Timothy O. Wall	47,529	*
All current directors and executive officers as a group (11 persons)(6)	2,451,789	1.8%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.
(2)	Based on total shares outstanding of 134,907,213 as of March 21, 2018.
(3)

Based on a Schedule 13G/A filed pursuant to the Exchange Act on March 12, 2018, Horizon Kinetics LLC has beneficial ownership of 31,424,570 shares and sole voting and dispositive power over those shares. The

Schedule 13G/A further reports that Horizon Asset Management LLC has beneficial ownership of 26,416,648 shares, with sole voting and sole dispositive power over all those shares, and that Kinetics Asset Management LLC and Kinetics Advisers, LLC also beneficially own shares of the security class being reported.
(4)	Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 13, 2018, FMR LLC has beneficial ownership of 17,224,436 shares, the sole power to vote or direct the vote of 1,603,620 shares, and the sole power to dispose or direct the disposition of 17,224,436 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiary of FMR LLC beneficially owning the shares being reported in the Schedule 13G/A as FMR Co., Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of the Common Stock outstanding; (ii) Abigail P. Johnson is a Director, Chairman and Chief Executive Officer of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).
(5)	Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 14, 2018, Renaissance Technologies LLC (“RT LLC”) and Renaissance Technologies Holdings Corporation, which owns a majority interest in RT LLC, have beneficial ownership of 7,648,500 shares, and the sole power to vote or dispose of all of those shares.
(6)	Includes shares that may be acquired within 60 days of March 21, 2018 through the exercise of options to purchase shares as follows: Bradley Dodson – 73,476; all current directors and executive officers as a group – 73,476.

RATIFICATION OF AUDITORS

(Proposal 2)

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to audit the consolidated financial statements of Civeo for the year ending December 31, 2018 and the internal control over financial reporting of Civeo at December 31, 2018. E&Y has audited Civeo’s, or its predecessor’s, as applicable, consolidated financial statements beginning with the year ended December 31, 2010 through the year ended December 31, 2017. Our board of directors is asking shareholders to ratify the appointment of E&Y as Civeo’s auditors for the year ending December 31, 2018 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2018. If the appointment is not ratified, it is not anticipated that E&Y will be replaced in 2018. The Audit Committee will, however, consider whether it is appropriate to appoint another independent registered public accounting firm for 2019. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.

Audit Fee Disclosure

The following table shows the aggregate fees billed by and paid to E&Y for 2017 and 2016 (in thousands):

	2017	2016
Audit Fees	$1,820	$1,844
Audit-Related Fees	—	—
Tax Fees	51	29
All Other Fees	3	2

Total	$1,874	$1,875

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services and the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions, accounting consultations and audits in connections with acquisitions, and internal control reviews.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for Civeo by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee adopted the Audit Committee Pre-Approval Policy, effective as of May 5, 2014, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President, Controller and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors. All services rendered by E&Y in 2017 and 2016 were subject to our pre-approval policy. None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. Civeo has a policy that the hiring of any alumni of Civeo’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Vice President, Controller and Corporate Secretary to ensure compliance with independence regulations.

Representatives of E&Y are expected to be present at the annual general meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of E&Y will also be available to answer appropriate questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the financial statements in the Form 10-K filed with the SEC on February 23, 2018.

The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and E&Y’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select Civeo’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management. The members of the Audit Committee believe that the continued retention of E&Y to serve as Civeo’s independent registered public accounting firm is in the best interests of Civeo and its shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of E&Y as Civeo’s independent registered public accounting firm for the year ending December 31, 2018 and until the next annual general meeting of shareholders and the authorization of the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2018. The persons named in the accompanying proxy intend to vote such proxy in favor of this proposal, unless authority to vote for this proposal is withheld.

Audit Committee Report

The board of directors appointed the undersigned independent directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the board of directors on its adequacy in light of applicable NYSE rules. In addition, Civeo furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial expertise of the Audit Committee and the adequacy of the committee charter.

During 2017, and earlier in 2018 in preparation for the filing with the SEC of Civeo’s Form 10-K for the year ended December 31, 2017, the Audit Committee:

•	reviewed and discussed (1) the audited annual financial statements and quarterly financial statements, (2) related periodic reports filed with the SEC and (3) quarterly earnings press releases with management and Civeo’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•	met with management periodically during the year to consider the adequacy of Civeo’s internal controls, including Civeo’s internal control over financial reporting and the quality of its financial reporting, and discussed these matters with Civeo’s independent registered public accounting firm and with appropriate Company financial and compliance personnel;

•	discussed with Civeo’s senior management and E&Y, Civeo’s independent registered public accounting firm, the process used for Civeo’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	reviewed and discussed with E&Y (1) their judgments as to the quality (and not just the acceptability) of Civeo’s accounting policies, (2) the written communication required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, and (4) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Auditing Standard No. 1301, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with E&Y and Civeo’s internal auditor, recommended to the board of directors the inclusion of the audited financial statements of Civeo and its subsidiaries in the Form 10-K for the year ended December 31, 2017; and

•	determined that the non-audit services provided to Civeo by E&Y (discussed above under the Proposal to Ratify the Selection of Independent Registered Public Accounting Firm (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that Civeo’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for Civeo’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of Civeo or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that Civeo’s internal control over financial reporting was effective as of December 31, 2017 and on the representations of the independent auditors included in their report on Civeo’s financial statements.

The Audit Committee met regularly with management, E&Y and the internal auditors, including private discussions with E&Y and Civeo’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by Civeo regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Civeo’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and E&Y do not assure that Civeo’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of Civeo’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Civeo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Respectfully submitted,

Constance B. Moore, Chairperson

C. Ronald Blankenship

Charles Szalkowski

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 3)

We are asking that you vote for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, commonly referred to as a “Say-on-Pay” proposal. As approved by our shareholders at the 2015 annual meeting, consistent with our board of director’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis, and accordingly, unless our board of directors changes its policy, our next Say-on-Pay vote after the annual general meeting is expected to be held at the Company’s 2019 annual meeting of shareholders.

Section 14A of the Exchange Act requires us to provide an advisory shareholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, including under “Compensation Discussion and Analysis” and the tables and narrative that follow.

As discussed in greater detail in the Compensation Discussion and Analysis section of this proxy statement, Civeo’s philosophy regarding its executive compensation programs for named executive officers is to provide a comprehensive and competitive total compensation program with the following objectives:

•	To attract, motivate, reward and retain executives with the experience and talent to achieve short-term goals and objectives and successfully execute longer-term strategic plans;

•	To reinforce the linkage between individual performance of executives and business results;

•	To align the interests of executives with the long-term interests of our shareholders; and

•	To ensure compensation neither promotes overly conservative actions nor excessive risk taking.

We believe that the compensation program design and policies contribute to achievement of our objectives.

For the reasons expressed above, the Compensation Committee and the board of directors believe that these policies and practices are aligned with the interests of our shareholders and reward our executives for performance.

We are therefore requesting your nonbinding vote on the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of Civeo’s named executive officers as disclosed in Civeo’s proxy statement for its 2018 annual general meeting of shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative discussion.”

As an advisory resolution, our shareholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. We expect, however, that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Civeo’s board of directors recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote such proxy FOR the approval of this proposal, unless a contrary choice or abstention is set forth therein or unless such proxy is subject to a broker non-vote with respect to this proposal.

APPROVAL OF AN AMENDMENT OF THE 2014 EQUITY PARTICIPATION PLAN

(Proposal 4)

The EPP was originally approved on May 4, 2014, by Oil States International, Inc., our sole shareholder at the time. The EPP was amended and restated on July 17, 2015 and again on May 12, 2016. Our board of directors most recently approved an amendment of the EPP on March 20, 2018, subject to shareholder approval. If approved, the number of shares reserved for issuance pursuant to awards under the EPP will be increased by 8,300,000 shares. We arrived at this number of shares after consideration of the number of shares remaining available for grant in the EPP, anticipated future share usage, and advice from an independent proxy advisor and our compensation consultant, among other factors. We are submitting the amendment of the EPP to our shareholders for approval of this increased share reserve. The proposed amendment of the EPP makes no other changes to the plan. We refer to this proposal herein as the EPP Proposal and to the EPP, as amended, as the “Amended EPP.” If the EPP Proposal is approved, the EPP will be amended effective as of the date of the annual general meeting.

As of March 21, 2018, Civeo had in the aggregate 145,801 options; 3,667,407 unvested restricted stock awards, restricted stock units and deferred share awards outstanding; and 3,524,312 performance share awards outstanding (assuming target performance). A total of 2,291,927 phantom units, which may be settled only in cash, were also outstanding as of such date. The weighted average exercise price of the outstanding options at March 21, 2018 was $17.97 and such options had a weighted average remaining contractual life of 4 years. Shares available for future grant under the EPP totaled 4.1 million and would total 12.4 million if the EPP Proposal is approved by the shareholders. As of March 21, 2018, there were approximately 134,907,213 Civeo common shares outstanding. The potential share dilution from the 8,300,000 additional common shares to be reserved for issuance under the Amended EPP, for which shareholder approval is being requested, is 6.2% of the Company’s outstanding common shares as of March 21, 2018. If the amendment to the EPP is approved, the Company’s total potential share dilution would increase from 6.5% of the Company’s outstanding common shares as of March 21, 2018 to 11.6%.

The EPP is our only equity compensation plan. It plays an important role in our efforts to attract and retain employees and directors of outstanding ability on a basis competitive with market practices, and to align the interests of employees and directors with those of shareholders through an increased equity stake in Civeo. The board of directors believes that this amendment to increase the number of shares authorized for issuance under the EPP is necessary to continue to attract and retain high caliber individuals to serve as officers, directors, consultants, and employees of Civeo.

Although this discussion summarizes the principal terms and conditions of Amended EPP, it does not purport to be complete and is qualified in its entirety by reference to the Amended EPP.

Purpose

The purpose of the Amended EPP is to provide an additional incentive for employees, directors and consultants to further the growth, development and financial success of Civeo by personally benefiting through the ownership of company shares and/or rights which recognize such growth, development and financial success, and to enable Civeo to obtain and retain the services of employees, directors and consultants considered essential to the long range success of the company by offering them an opportunity to own shares in the company and/or rights which will reflect the growth, development and financial success of the Company.

Key Change

The Amended EPP only increases the number of shares which may be issued pursuant to awards thereunder from 14,000,000 to 22,300,000. In all other respects the terms of the EPP remain unchanged.

Best Practice Features of the Amended EPP

•	No Repricing of Options or SARs. The Amended EPP continues to prohibit repricing, replacement and regranting of options or SARs at lower prices unless approved by our shareholders.

•	No Discounted Options or SARs. Options and SARs may not be granted with an exercise price below the closing price of our common shares on the NYSE on the trading day previous to date of grant.

•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on options or SARs.

•	Limited terms for Options and SARs. Options and SARs granted under the Amended EPP are limited to 10-year terms.

•	Minimum Vesting. Subject to limited exceptions in the event of an earlier death, disability or termination without cause, all awards of Options and SARs under the MIP will have a minimum vesting period of one year from the date of grant.

•	No Liberal Share Counting. Shares that are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR, will not become available again for awards under the Amended EPP.

•	Dividend Equivalents. Dividend Equivalents are not permitted on options or SARs and may not be paid out prior to the time the underlying award vests.

•	Annual Limitation on Director Awards. The aggregate value of awards (as determined on the grant date) granted under the Amended EPP to any individual nonemployee director may not exceed $500,000 in any calendar year.

•	Awards may be subject to future clawback or recoupment. All awards granted under the Amended EPP will be subject to our clawback policy, as amended from time to time.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No “Evergreen” Provision. Shares authorized for issuance under the Amended EPP will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our shareholders.

•	No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.

•	No Tax Gross-ups. Participants do not receive tax gross-ups under the Amended EPP.

Administration

The EPP is, and the Amended EPP will be, administered by the Compensation Committee or any successor committee so appointed by the board of directors. Subject to the express terms of the Amended EPP, the Compensation Committee has the authority, to determine which individuals will be granted awards, make awards, set the terms of awards (including price, exercise, vesting and other rights), and upon the occurrence of certain events specified in the Amended EPP, terminate the restrictions imposed on a restricted share unit award or restricted share award, and make adjustments to awards. Further, the Compensation Committee is authorized to interpret the Amended EPP and the agreements entered into under the Amended EPP and adopt such rules and regulations, consistent with the provisions of the Amended EPP, to implement and carry out the Amended EPP. All actions taken and interpretations and determinations made by the Compensation Committee in good faith are conclusive and binding on Civeo and all persons having an interest in the Amended EPP or any award issued under it. The board of directors may exercise any of the Compensation Committee’s rights and duties under the Amended EPP at any time, except with respect to matters governed by the Code or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.

The Compensation Committee also may delegate to the Chief Executive Officer the right to grant awards under the Amended EPP to any person who is not subject to Section 16 of the Exchange Act subject to conditions and restrictions that the Compensation Committee determines.

Eligibility

Awards may be granted to any individuals who, at the time of the grant, are officers or other employees of, directors of or consultants to Civeo or its subsidiaries or affiliates (“Eligible Individuals”). Eligibility to participate is determined by the Compensation Committee in its sole discretion. As of March 21, 2018, a total of approximately 57 employees and each of our six nonemployee directors were eligible to receive grants under the EPP.

Shares Subject to the EPP

Subject to shareholder approval of this EPP Proposal, up to an aggregate of 22,300,000 common shares will be available for issuance under the Amended EPP. If shareholder approval is not obtained, the EPP will continue as in effect immediately prior to the amendment. The closing price of our common stock on March 29, 2018 as reported on the NYSE was $3.77.

The number of shares subject to awards under the Amended EPP is subject to adjustment by the Compensation Committee in the event of changes in the outstanding common shares by reason of share dividends or other distributions, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges and certain other changes in capitalization. If any restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right to acquire shares of common shares issued under any other award under the Amended EPP, expires or is forfeited and canceled without having been fully vested, the shares subject to such restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right but as to which such restricted share performance awards, dividend equivalents, awards of restricted share units or share payments or other right was not vested prior to its expiration or cancellation will again be available for the grant of an award under the Amended EPP. Notwithstanding the foregoing, common shares subject to an award under the Amended EPP shall not again be made available for issuance as awards under the Amended EPP if such shares are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR.

Awards

Under the terms of the Amended EPP, the Compensation Committee, and at the Compensation Committee’s sole discretion the Chief Executive Officer, may grant deferred shares, dividend equivalents, options, SARs, performance awards, restricted shares, or share payments. Options may consist of either “incentive stock options,” as defined in Section 422 of the Code, or nonqualified options.

Options. Options are evidenced by option agreements, which provide the terms and conditions upon which options are granted and may be exercised. The Compensation Committee sets the term of each option at the time of the grant and includes other provisions in the option agreement which it approves and which are not inconsistent with the provisions of the Amended EPP. An option may be exercisable in whole or in installments, as determined by the Compensation Committee. The Compensation Committee may require that a partial exercise must be with respect to a minimum number of shares. The term of an option is set by the Compensation Committee in its discretion; however, the term cannot exceed 10 years from the date the option is granted (or 5 years, in the case of incentive options granted to an individual owning 10% of the combined voting power of all classes of shares of Civeo and any subsidiary). Each option agreement specifies the time that the option vests, which other than in the event of an earlier death, disability or termination without cause, will be over a minimum vesting period of one year from the date of its grant. Subject to this minimum vesting provision, at any time after the grant of any option, the Compensation Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an option vests. Options granted may include provisions governing the exercise of options subsequent to termination of employment, directorship or consultancy, in the Compensation Committee’s discretion.

The Compensation Committee determines the price at which a common share may be purchased upon exercise of an option, but such price may not be less than the fair market value of a common share on the date the option is granted. The option price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. Upon exercise, the purchase price for the option or the portion thereof being exercised must be paid in full in the manner prescribed by the Compensation Committee. An option agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of common, or the surrender of common shares then issuable on the exercise of the option (plus cash if necessary), having a fair market value equal to the option price. The option agreement may also provide for payment in whole or in part through the delivery of any property that constitutes good and valuable consideration, or allow payment through a cashless-broker procedure approved by Civeo. The option agreement may also allow payment through any combination of the consideration provided above. No dividends or dividend equivalents will be paid with respect to any options. The terms and conditions of the respective option agreements need not be identical.

The Compensation Committee may set forth in each option agreement such restrictions on the ownership and transferability of shares purchased pursuant to options as it deems appropriate. These restrictions may impose on the optionee a duty to notify Civeo of the disposition of common shares acquired pursuant to incentive options within certain time frames specified in the Amended EPP. The Compensation Committee may not however without shareholder approval amend an outstanding agreement to lower the price of an underwater option or cancel an outstanding underwater option in exchange for cash, another award, or an option having a lower price. The optionee shall not be entitled to the rights or privileges of a shareholder with respect to any shares purchasable upon exercise of an option unless and until certificates for such shares are issued to the optionee by Civeo.

Incentive options may only be granted to individuals who are employees of Civeo or subsidiary corporation (as defined in Section 424 of the Code) of Civeo at the time the option is granted. To the extent that the aggregate fair market value (determined at the time the respective ISO is granted) of common shares with respect to which incentive options are exercisable for the first time by an individual during any calendar year under all incentive option plans of Civeo and its parent and subsidiary corporations exceeds $100,000, such incentive options shall be treated as nonqualified options. An incentive option may not be granted to an individual if, at the time the option is granted, the individual owns shares possessing more than 10% of the total combined voting power of all classes of shares of Civeo or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless such incentive option conforms to the applicable provisions of Section 422 of the Code. Any option granted as an incentive option under the Amended EPP may be modified by the Compensation Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

SARs. Under the Amended EPP, Civeo may grant Eligible Individuals share appreciation rights or SARs. A SAR, entitles the holder to receive upon exercise a payment equal to the difference between the strike price of the SAR and the fair market value of a common share on the date of exercise. The settlement of a SAR may be in the form of cash, shares, or a combination of cash and shares. A SAR may be granted to the holder of an option with respect to all or a portion of the common shares subject to such option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The Compensation Committee determines the strike price of a SAR, but such price may not be less than the fair market value of a common share on the date the SAR is granted. The strike price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. No SARs may be exercised after the tenth anniversary of the grant date.

Minimum Vesting. All awards of options and SARs under the Amended EPP shall have a minimum vesting period of one year from the date of its grant.

Restricted Share Awards. Under the Amended EPP, Civeo may grant Eligible Individuals awards of restricted shares consisting of common shares that are issued but subject to such restrictions as the Compensation Committee may provide, including, without limitation, restrictions concerning voting rights and transferability and forfeiture restrictions based on duration of employment with Civeo and individual or Civeo performance. The Compensation Committee determines the other terms and conditions that will apply to any restricted share award, which may include the achievement of performance objectives. The terms, conditions, and restrictions applicable to a restricted share award will be set forth in a restricted share agreement made in conjunction with the award and, subject to the provisions of the Amended EPP, are determined by the Compensation Committee in its sole discretion. The terms of restricted stock awards under the Amended EPP need not be identical. After the restricted shares are issued, the Compensation Committee may, on such terms and conditions as it deems appropriate, and subject to the terms of the Amended EPP, remove any or all of such restrictions.

Unless otherwise provided by the Compensation Committee, holders of common shares subject to a restricted share award have the right to receive dividends and other distributions paid with respect to such shares (however, the Committee has discretion to subject receipt of an extraordinary distribution to restrictions), to vote the shares, and to exercise all other rights of a shareholder with respect thereto, except that restricted shares may not be sold, transferred, pledged or otherwise assigned until all restrictions are terminated or expire. Further, any common shares issued as a distribution on restricted shares shall be subject to the terms set forth in the restricted share agreement under which such restricted shares were issued.

Performance Awards. Civeo may grant performance awards to Eligible Individuals selected by the Compensation Committee. The value of such performance awards may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. In making such determinations, the Compensation Committee will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular employee or consultant.

Dividend Equivalents. Civeo may grant dividend equivalents to any Eligible Individuals selected by the Compensation Committee based on the dividends declared on the common shares, to be credited as of dividend payment dates, during the period between the date a restricted share unit award or performance award is granted, and the date such restricted share unit award or performance award vests or expires, as determined by the Compensation Committee. Such dividend equivalents shall be converted to cash or additional common shares by such formula and at such time and subject to such limitations as may be determined by the Compensation Committee. Dividend equivalents shall not be paid out prior to the time the underlying restricted share units or performance award vests.

Share Payments. Civeo may make share payments to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. The number of shares shall be determined by the Compensation Committee and may be based upon the fair market value, book value, net profits or other measure of the value of common shares or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such share payment is made or on any date thereafter.

Restricted Share Units. Civeo may grant restricted share units to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. An award of restricted share units is also referred to under the Amended EPP as a deferred share award. The number of restricted share units shall be determined by the Compensation Committee and may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. Common shares underlying a restricted share unit award will not be issued until the restricted share unit award has vested, pursuant to a vesting schedule or performance objectives set by the Compensation Committee, as the case may be. Unless otherwise provided by the Compensation Committee, a recipient of a restricted share unit award shall have no rights as a Civeo shareholder with respect to such restricted share units until such time as the award has vested and the common shares underlying the award has been issued.

Each performance award, dividend equivalent, and restricted share unit award, and/or share payment will be evidenced by an agreement setting forth the terms and conditions that apply to such award. Such awards are payable only while the recipient is an Eligible Individual. However, the Compensation Committee may determine that any such award may be paid subsequent to termination without cause, or following a change of control of Civeo, or because of the recipient’s retirement, death or disability, or otherwise. Payment of dividend equivalents or share payments may be made in cash, common shares or a combination of both so long as any payment in common shares is made in accordance with the Amended EPP’s general requirements.

Individual Award Limitations. Under the Amended EPP, no individual may be granted during any calendar year:

•	options and/or SARs covering more than 3,000,000 common shares;

•	restricted shares, deferred shares or share payments covering more than 3,000,000 common shares; or

•	performance awards denominated in cash having a value determined on the grant date in excess of $5,000,000.

Nonemployee Director Awards. The aggregate grant date fair value of awards under the Amended EPP to any individual nonemployee director may not exceed $500,000 in any calendar year.

Performance Objectives

Certain historical awards made under the EPP that were that were in effect as of November 2, 2017 and intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code will continue to be subject to any additional limitations set forth in Section 162(m) of the Code and any applicable regulations or rulings thereunder that are requirements for such awards to so qualify. However, as described above under “Accounting and Tax Considerations” for taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but these limited grandfathered compensation arrangements. Accordingly, the Company does not anticipate that future awards made under the Amended EPP will be intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

Transfer Provisions

Awards under the Amended EPP may not be sold, pledged, assigned or transferred in any manner other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order (“QDRO”) until such awards have been exercised or the underlying shares have been issued and all restrictions have lapsed. An Eligible Individual may however with Compensation Committee consent transfer a non-qualified option to family members subject to any restrictions or limitations as determined by the Compensation Committee in its discretion. Only an optionee may exercise an option, right or award during his lifetime unless disposed of pursuant to a QDRO. After death, any exercisable portion of an award or right may be exercised by the optionee’s personal representative or the person empowered under the optionee’s will or under applicable descent and distribution laws.

Adjustments on Changes in Capitalization, Merger or Sale of Assets

If Civeo pays a share dividend or other distribution on common shares, or if Civeo recapitalizes, reclassifies its capital shares, effects a share split, merger, consolidation or otherwise changes its capital structure or if Civeo sells, transfers, exchanges or otherwise disposes of all or substantially all of the assets of Civeo or engages in any similar corporate transaction or event (a “Corporate Transaction”), the Compensation Committee has discretion to take any or all of the following actions, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (a) adjust the number and kind of common shares (or other securities or property) with respect to which awards may be made under the Amended EPP, adjust the limits on the number of common shares issuable under the Amended EPP, and/or adjust the award limits applicable to grants of awards to individuals; (b) adjust the number and kind of common shares subject to outstanding awards, and/or (c) adjust the grant or exercise price with respect to any option, SAR, performance award, dividend equivalent or share payment.

If any Corporate Transaction results in common shares being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Compensation Committee may terminate the Amended EPP as of the date of such transaction and all awards will be deemed surrendered by the holder in consideration of the receipt of such cash, securities or other property, net of any exercise price.

In the event of any Corporate Transaction or any unusual or nonrecurring transactions or events affecting Civeo, any of its affiliates, or the financial statements of Civeo or any of its affiliates, or any changes in applicable laws, regulations or accounting principles, the Compensation Committee has discretion to take any or all of the following actions, in its discretion and on terms and conditions it deems appropriate, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (i) provide automatically, or on the optionee’s or grantee’s request, for the purchase of any such award for an amount of cash that could have been attained upon the exercise of such award or realization of the optionee’s or grantee’s rights thereunder had the award been currently exercisable or payable, or the replacement of the award with other rights or property selected by the Compensation Committee in its discretion; (ii) provide either in the terms of an award or by action taken prior to such transaction or event, that it cannot be exercised after such transaction or event; (iii) provide either in the terms of an award or by action taken prior to such transaction or event, that for a specified period of time prior to such transaction or event, the award will be exercisable as to all shares covered thereby notwithstanding anything to the contrary in the award agreement or the Amended EPP; (iv) provide either in the terms of an award or by action taken prior to such transaction or event, that upon such transaction or event, such award will be assumed by the successor corporation or parent or subsidiary thereof or will be substituted by similar options, rights or awards covering shares of the successor corporation or parent or subsidiary thereof, with appropriate adjustments to the number and kind of shares and prices; (v) adjust the number and type of common shares subject to outstanding awards and the terms and conditions of future awards; (vi) provide either in the terms of an award of restricted share or restricted share units or by action taken prior to such transaction or event, that for a specified period of time prior to such event, the restrictions imposed on such an award or on some or all restricted shares or restricted share units may be terminated; and (vii) make adjustments to applicable performance objectives of any outstanding award.

Notwithstanding any of the powers described above, except to the extent that an award agreement specifies to the contrary, in the event of a change of control (as defined by the Amended EPP) of Civeo, all outstanding awards that are not assumed by the surviving entity in connection with the change of control will automatically become fully vested immediately prior to such change of control (or such earlier time as set by the Compensation Committee), and all restrictions, if any, applicable to such awards will lapse. Performance awards will vest based on actual results through the date of such change of control.

Amendment and Termination of the Amended EPP

The board of directors or the Compensation Committee may amend, suspend or terminate the Amended EPP at any time, except that they may not change any award previously granted under the Amended EPP in a manner that would materially alter or impair the rights of an optionee or grantee without the optionee’s or grantee’s consent (unless the award agreement specifies otherwise). Further, the Compensation Committee may not, without approval of Civeo’s shareholders (but subject to the Compensation Committee’s right to make adjustments in the event of changes in the outstanding common shares by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, and certain other changes in capitalization), amend the Amended EPP to increase the maximum aggregate number of common shares issuable under the Amended EPP or reduce the exercise price of an option or SAR or take action that would otherwise require shareholder approval as a matter of applicable law, regulation or rule.

No awards may be granted after the Amended EPP has terminated or while the Amended EPP is suspended. No incentive option may be granted under the Amended EPP after ten years from May 5, 2014.

U.S. Income Tax Considerations

The following is a brief summary of the federal income tax aspects of awards that may be made under the Amended EPP based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.

Options. The grant of an option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives an option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income is realized by the participant upon the sale of the option shares, subject to the deduction limitations under Section 162(m) of the Code.

SARs. The grant of a SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of a SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code.

Restricted Share, Restricted Share Units and Share Payments. In general, a participant who receives restricted shares, restricted share units or share payments under the Amended EPP will realize ordinary income at the time the award becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to the deduction limitations under Section 162(m) of the Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Tax Deductibility Limitation. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by us for federal income tax purposes. The Committee expects that it will award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.

Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the Amended EPP in a manner that is designed to be exempt from or comply with Section 409A of the Code, but cannot guarantee such treatment.

Change of Control. The acceleration of the exercisability or the vesting of a grant or award upon the occurrence of a change of control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change of control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change of control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change of control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.

Existing Plan Benefits

The following table contains information regarding the number of shares subject to all options and other equity awards granted under the EPP since its adoption in 2014 through December 31, 2017.

Name & Principal Position	# of Shares Covered by Options and SARs(1)	# of Shares Covered by Other Awards(1)(2)
Bradley J. Dodson
President and Chief Executive Officer	—	1,939,545
Frank C. Steininger
Executive Vice President, Chief Financial Officer and Treasurer	—	1,263,258
Peter L. McCann
Senior Vice President, Australia	—	719,250
Allan D. Schoening
Senior Vice President, Corporate Affairs	—	650,586
All Current Executive Officers as a Group	—	4,572,639
All Current Non-Employee Members of the Board as a Group	—	10,770,160
All Current Employees as a Group (Excluding Executive Officers and Board Members)	—	772,841

(1)	Reflects all awards previously granted under the EPP to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards.
(2)	Includes outstanding performance shares assuming target performance levels are achieved.

Awards under the Amended EPP will be granted at the discretion of our Compensation Committee. It is not possible to determine the future benefits or amounts that will be received under the EPP by our executive officers, nonemployee directors or other employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about our common shares issuable under the equity compensation plans we maintain for our employees and non-employee directors. The table does not include additional shares issuable under the proposed amendment to the EPP, which is subject to shareholder approval at the annual general meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	5,224,924	$17.97	4,115,403
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,224,924	$17.97	4,115,403

(1)	Represents 145,801 outstanding options and 5,079,123 outstanding awards of performance share awards (at target performance), restricted stock units and deferred share units.
(2)	Represents the weighted average exercise price of 145,801 outstanding options. The outstanding awards of performance share awards, restricted stock units and deferred share units do not have an exercise price associated with the awards.

Securities Registration

We intend to register the additional 8,300,000 available for issuance under the Amended EPP under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Amended EPP by our shareholders.

Recommendation

Our directors have an interest in and may benefit from the adoption of this proposal because they are eligible to receive awards under the EPP.

Civeo’s board of directors recommends that you vote “FOR” the EPP Proposal.

FUTURE SHAREHOLDER PROPOSALS

To be included in the proxy materials for the 2019 annual general meeting of shareholders under SEC Rule 14a-8, shareholder proposals that are submitted for presentation at that annual general meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 10, 2018.

Our articles provide the manner in which shareholders may give notice of business and director nominations to be brought before an annual general meeting. In order for an item to be properly brought before the meeting by a shareholder, the shareholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual general meeting and must comply with the procedures below. The item to be brought before the meeting must be a proper subject for shareholder action (in the case of business other than nominations), and the shareholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo corporate secretary at the principal executive offices of Civeo not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual general meeting. Accordingly, for the 2019 annual general meeting of shareholders, notice will have to be received by us no later than January 10, 2019. If, however, the date of the annual general meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual general meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo. The notice must set forth the information required by the provisions of our articles dealing with shareholder proposals and nominations of directors. All notices should be directed to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a shareholder using this process. If we choose not to include such a nominee, the shareholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Proxies granted in connection with that annual general meeting may confer discretionary authority to vote on any shareholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our articles discussed above. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

The advance notice provision deadlines set forth above are applicable other than pursuant to a requisition of a meeting made pursuant to the provisions of the British Columbia Business Corporations Act.

HOUSEHOLDING

The SEC permits a single proxy statement and annual report to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one proxy statement and annual report unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate proxy statement and annual report in the future, or if any such beneficial shareholder that elected to continue to receive separate proxy materials wishes to receive a single copy of the proxy statement and annual report in the future, that shareholder should contact their broker or send a request to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002, (713) 510-2400. We will deliver, promptly upon written or oral request to the Corporate Secretary at the contact information above, a separate copy of this proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

CLVEO COMPUTERSHARE 8th Floor, University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com VEOQ 000001 SAM SAMPLE 123 SAMPLES STREET Security Class SAMPLETOWN SS X9X X9X COMMON SHARES CANADA Holder Account Number C9999999999 IND Form of Proxy—Annual General Meeting to be held on May 10, 2018 This Form of Proxy is solicited by our Board of Directors Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed to the holder. 5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by our Board of Directors as set forth in bold on the reverse side. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. Fold 8. This proxy should be read in conjunction with the accompanying documentation provided by our Board of Directors. Proxies submitted must be received by 9:00 AM, Central Time on May 8, 2018. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet Call the number listed BELOW from a touch tone Go to the following web site: telephone. www.investorvote.com Smartphone 1-866-732-VOTE (8683) Toll Free Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the proxies named on the reverse of this form of proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 23456 78901 23456 VEOQ PRX270424/000001/000001/i

SAM SAMPLE Appointment of Proxyholder I/We being holder(s) of Civeo Corporation hereby appoint: Richard Navarre, or failing him, Bradley Dodson, C9999999999 IND C01 Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting. OR as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of Civeo Corporation to be held at Doubletree Houston, 400 Dallas St., Houston, TX, on May 10, 2018 at 9:00 AM, Central Time and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For Withhold For Withhold For Withhold 01. C. Ronald Blankenship 02. Charles Szalkowski 03. Ronald Gilbertson 2. Appointment of Auditors Ratification of appointment of Ernst & Young LLP as Auditors of the Corporation for 2018 and authorization of the Directors, acting through the Audit Committee, to determine their remuneration. For Against Abstain 3. Advisory Vote to Approve Executive Compensation Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement, commonly referred to as a “Say-on-Pay” proposal. . For Against Abstain 4. Approval of an Amendment of 2014 Equity Participant Plan Approval of amendment of 2014 Equity Participant Plan to increase the number of shares available for issuance under the plan by 8,300,000 shares. For Withhold Fold Authorized Signature(s)—This section must be completed for your Signature(s) Date instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors. V E O Q 2 7 0 4 2 4 2 P I Z A R 0 9 9 9 9 9